UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

OLIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Notes:

Reg. Section 240.14a-101.

SEC 1913 (3-99)

190 CARONDELET PLAZA, SUITE 1530, CLAYTON, MISSOURI 63105

March 11, 2014

Dear Olin Shareholder:

We cordially invite you to attend our 2014 annual meeting of shareholders on April 24, 2014.

This booklet includes the notice and proxy statement, which describes the business we will conduct at the meeting and provides information about Olin that you should consider when you vote your shares. We have not planned a communications segment or any presentations for the 2014 annual meeting.

Whether or not you plan to attend, it is important that your shares are represented and voted at the annual meeting. If you do not plan to attend the annual meeting, you may vote your shares on the Internet, by telephone or by completing and returning the proxy card in the enclosed envelope. If you plan to attend the annual meeting, you will need to bring the upper half of your proxy card to use as your admission ticket for the meeting.

At last year’s annual meeting more than 90% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year’s meeting and we urge you to vote as soon as possible.

Sincerely,

Joseph D. Rupp
Chairman, President and
Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote the shares on the Internet, by

telephone or by completing, signing, dating and returning

your proxy card in the enclosed envelope.

OLIN CORPORATION

Notice of Annual Meeting of Shareholders

Time:	8:30 a.m. (Central Daylight Time)

Date:	Thursday, April 24, 2014

Place:	Plaza in Clayton Office Tower
190 Carondelet Plaza
Ninth Floor, Room 9-H
Clayton, MO 63105

Purpose:	To consider and act upon the following:

(1) Election of the three directors identified in the proxy statement to serve for three-year terms expiring in 2017.

(2) Approval of the 2014 Long Term Incentive Plan, including approval of the performance measures under Section 162(m) of the Internal Revenue Code.

(3) Conduct an advisory vote to approve the compensation for named executive officers.

(4) Ratification of the appointment of the independent registered public accounting firm for 2014.

(5) Shareholder proposal, if presented at the meeting.

(6) Such other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were the record owner of Olin common stock at the close of business on February 25, 2014.

By Order of the Board of Directors:

George H. Pain
Secretary

Clayton, Missouri

March 11, 2014

OLIN CORPORATION

PROXY STATEMENT

i

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OLIN CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held April 24, 2014

GENERAL QUESTIONS

Why did I receive this proxy statement?

You received this proxy statement because you owned shares of Olin common stock, par value $1 per share, which we sometimes refer to as common stock, at the close of business on February 25, 2014. Olin’s board of directors is asking you to vote at the 2014 annual meeting FOR each of the director nominees identified in Item 1 and FOR Items 2, 3 and 4 and AGAINST Item 5 listed in the notice of the annual meeting of shareholders. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision.

When was this proxy material mailed to shareholders?

We began to mail the proxy statement and form of proxy to shareholders on or about March 11, 2014.

What if I have questions?

If you have questions, please write them down and send them to the Secretary at Olin’s principal executive office at 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105.

What will I be voting on?

You will be voting on:

(1)	the election of the three directors identified in the proxy statement,

(2)	the approval of the 2014 Long Term Incentive Plan, including the approval of performance measures pursuant to Section 162(m) of the Internal Revenue Code,

(3)	an advisory vote to approve the compensation for named executive officers,

(4)	the ratification of KPMG LLP (KPMG) as Olin’s independent registered public accounting firm for 2014,

(5)	the shareholder proposal, if presented at the annual meeting, and

(6)	any other business properly presented at the annual meeting.

The proposal to ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2014 is considered a discretionary item for which a broker will have discretionary voting power if you do not give instructions with respect to this proposal. The proposals to elect directors, to approve the 2014 Long Term Incentive Plan, to conduct an advisory vote to approve the compensation for named executive officers and the shareholder proposal are non-routine matters for which a broker will not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, a broker will not be allowed to vote on these four matters on behalf of its beneficial owner customers if the customers do not return specific voting instructions. If you are a shareholder that holds shares through a broker, please provide specific voting instructions to your broker.

Could other matters be voted on at the annual meeting?

As of March 11, 2014, the items listed in the preceding question are the only matters being considered. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their good faith business judgment and opinion as to what is in the best interests of Olin.

How does the board recommend I vote on the proposals?

Our board recommends a vote FOR each of the director nominees identified in Item 1, FOR Items 2, 3 and 4 and AGAINST Item 5.

How can I obtain directions to be able to attend the annual meeting and vote in person?

You may obtain directions to the Plaza in Clayton Office Tower in Clayton, MO by contacting the Plaza in Clayton Office Tower at 314-290-5039 or by accessing their website at http://www.theplazainclaytonoffice.com/Directions.axis.

VOTING

Who can vote?

All shareholders of record at the close of business on February 25, 2014 are entitled to vote at the annual meeting.

How many votes can be cast by all shareholders?

At the close of business on February 25, 2014, the record date for voting, we had outstanding 79,169,858 shares of common stock. Each shareholder on the record date may cast one vote for each full share owned. The presence in person or by proxy of the holders of a majority of such outstanding shares constitutes a quorum. If a share is present for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions and shares held in street name that are voted on any matter will be included in determining the number of votes present. Shares held in street name that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

How do I vote?

You may vote either in person at the annual meeting or by proxy. To vote by proxy, you must select one of the following options:

•	Vote by telephone (telephone voting instructions are printed on the proxy card):

•	Call the toll-free voting telephone number: 1-866-883-3382.

•	Have the proxy card in hand.

•

Follow and comply with the recorded instructions by the applicable deadline (11:59 p.m. Central Daylight Time on April 23, 2014 for shareholders and 11:59 p.m. Central Daylight Time on April 22, 2014 for participants in the Olin Corporation Contributing Employee Ownership Plan (CEOP)).

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote on the Internet (Internet voting instructions are printed on the proxy card):

•	Access http://www.proxypush.com/oln.

•	Have the proxy card in hand.

•	Follow the instructions provided on the site.

•

Submit the electronic proxy before the required deadline (11:59 p.m. Central Daylight Time on April 23, 2014 for shareholders and 11:59 p.m. Central Daylight Time on April 22, 2014 for CEOP participants).

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Complete the enclosed proxy card:

•	Complete all of the required information on the proxy card.

•	Sign and date the proxy card.

•

Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card by 11:59 p.m. Central Daylight Time on April 23, 2014 for shareholders or by 11:59 p.m. Central Daylight Time on April 22, 2014 for CEOP participants for your proxy to be valid and for your vote to count.

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

If you vote in a timely manner by the Internet or telephone, you do not have to return the proxy card for your vote to count. The Internet and telephone voting procedures appear in the upper right of the enclosed proxy card. You may also log on to change your vote or to confirm that your vote has been properly recorded.

If you want to vote in person at the annual meeting, and you own your common stock through a custodian, broker or other agent, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the annual meeting.

Where can I access an electronic copy of the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013?

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 24, 2014

You may access an electronic, searchable copy of the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2013 at http://olin.mobular.net/olin/oln.

How are votes counted?

If you specifically mark the proxy card (or vote by telephone or Internet) and indicate how you want your vote to be cast regarding any matter, your directions will be followed. If you sign and submit the proxy card but do not specifically mark it with your instructions as to how you want to vote, the proxy will be voted FOR the election of the directors named in this proxy statement in Item 1, FOR Items 2, 3 and 4 and AGAINST Item 5 in the proxy statement.

Wells Fargo Shareowner Services tabulates the shareholder votes and provides an independent inspector of election as part of its services as our registrar and transfer agent. If you submit a proxy card marked “abstain” on any item, your shares will not (other than Item 2—Approval of the 2014 Long Term Incentive Plan) be voted on the item so marked and your vote will not be included in determining the number of votes cast on that matter. Shares held in street name that are not voted in the election of directors or on Items 2, 3, 4 and 5 will not be included in determining the number of votes cast on those matters.

Can I change my vote?

Yes. Whether you vote by Internet or telephone or submit a proxy card with your voting instructions, you may revoke or change your vote by:

•	casting a new vote on the Internet or by telephone,

•	submitting another written proxy with a later date,

•

sending a written notice of the change in your voting instructions to the Secretary if received by 11:59 p.m. Central Daylight Time on April 23, 2014 for shareholders or by 11:59 p.m. Central Daylight Time on April 22, 2014 for CEOP participants, or

•	revoking the grant of a previously submitted proxy and voting in person at the annual meeting. Please note that your attendance at the annual meeting itself will not revoke a proxy.

When are the votes due?

Proxies submitted by shareholders by Internet or by telephone will be counted in the vote only if they are received by 11:59 p.m. Central Daylight Time on April 23, 2014. Shares represented by proxies on the enclosed proxy card will be counted in the vote only if we receive your proxy card by 11:59 p.m. Central Daylight Time on April 23, 2014. Proxies submitted by CEOP participants will be counted in the vote only if they are received by 11:59 p.m. Central Daylight Time on April 22, 2014.

How do I vote my shares held in the Olin Contributing Employee Ownership Plan?

On February 25, 2014, the CEOP held 2,957,909 shares of our common stock. ING National Trust serves as the Trustee of the CEOP. If you are a participant in the CEOP, you may instruct the CEOP Trustee on how to vote shares of common stock credited to you on the items of business listed on the proxy card by voting on the Internet or telephone or by indicating your instructions on your proxy card and returning it to us. The Trustee will vote shares of common stock held in the CEOP for which they do not receive voting instructions in the same manner proportionately as they vote the shares of common stock for which they do receive instructions.

How do I vote my shares held in the Automatic Dividend Reinvestment Plan?

Wells Fargo Shareowner Services is our registrar and transfer agent and administers the Automatic Dividend Reinvestment Plan. If you participate in our Automatic Dividend Reinvestment Plan, Wells Fargo Shareowner Services will vote any shares of common stock that it holds for you in accordance with your instructions indicated on the proxy card you return or the vote you make by Internet or telephone. If you do not submit a proxy card for your shares of record or vote by Internet or telephone, Wells Fargo Shareowner Services will not vote your dividend reinvestment shares.

MISCELLANEOUS

Can I contact board members directly?

Our audit committee has established the following methods for shareholders or other interested parties to communicate directly with the board and/or its members.

•	Mail—Letters may be addressed to the board or to an individual board member as follows:

The Olin Board or (Name of the director)

c/o Office of the Secretary

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, MO 63105

•

E-mail—You may send an e-mail message to Olin’s board at the following address: directors@olin.com. In addition, you may send an e-mail message to an individual board member by addressing the e-mail using the first initial of the director’s first name combined with his last name in front of @olin.com.

•

Telephone—Olin has established a safe and confidential process for reporting, investigating and resolving employee and other third party concerns. Shareholders or other interested parties may also use this Help-Line to communicate with one or more directors on any Olin matter. The Help-Line is operated by an independent, third party service 24 hours a day, 7 days a week. In the United States and Canada, the Help-Line can be reached by dialing toll-free 800-362-8348. Callers outside the United States or Canada should call the United States collect at 203-750-3100. You may also access the Help-Line on the Internet at www.olinhelp.com.

Who pays for this proxy solicitation?

Olin will pay the entire expense of this proxy solicitation.

Who solicits the proxies and what is the cost of this proxy solicitation?

Our board is soliciting the proxies. We have hired The Proxy Advisory Group, LLC (Proxy Advisory Group), a proxy solicitation firm, to assist us with the distribution of proxy materials and vote solicitation. We will pay Proxy Advisory Group approximately $10,000 for its services and will reimburse Proxy Advisory Group for payments made to brokers and other nominees for their expenses in forwarding proxy solicitation materials.

How will the proxies be solicited?

Proxy Advisory Group will solicit proxies by personal interview, mail, and telephone, and will request brokerage houses and other custodians, brokers and other agents to forward proxy solicitation materials to the beneficial owners of Olin common stock for whom they hold shares. Our directors, officers and employees may also solicit proxies by personal interview and telephone.

How can I submit a shareholder proposal at the 2015 annual meeting?

If you want to present a proposal to be considered for inclusion in the proxy statement for the 2015 annual meeting, you must deliver the proposal in writing (and include the information required by Olin’s Bylaws) to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 no later than November 12, 2014. You must then present your proposal in person at the 2015 annual meeting.

If you want to present a proposal for consideration at the 2015 annual meeting without including your proposal in the proxy statement, you must deliver a written notice (containing the information required by Olin’s Bylaws) to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 no later than January 23, 2015. You must also present your proposal in person at the 2015 annual meeting.

How can I directly nominate a director for election to the board at the 2015 annual meeting?

According to Olin’s Bylaws, if you are a shareholder you may directly nominate an individual for election to the board if you deliver a written notice of the nomination to Olin’s Secretary no later than January 23, 2015. Your notice must include:

•	your name and address;

•	the name and address of the person you are nominating;

•

a statement that you are entitled to vote at the annual meeting (stating the number of shares you hold of record) and intend to appear at the annual meeting in person, or by proxy, to make the nomination;

•	a description of arrangements or understandings between you and others (and naming any such other persons), if any, pursuant to which you are making the nomination;

•	such other information about the nominee as would be required in a proxy statement filed under the Securities and Exchange Commission (SEC) proxy rules; and

•	the written consent of the nominee to actually serve as a director, if elected.

Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

How can I recommend a director for the slate of candidates to be nominated by Olin’s board for election at the 2015 annual meeting?

In addition to directly nominating an individual for election to the board as discussed above, you can suggest that our directors and corporate governance committee consider a person for inclusion in the slate of candidates to be proposed by the board for election at the 2015 annual meeting. You can recommend a person by delivering written notice to Olin’s board no later than October 13, 2014. The notice must include the information described under the heading “What is Olin’s director nomination process?” on page 17, and must be sent to the address indicated under that heading. As noted above, the board is not required to include such nominee in the proxy statement.

How can I obtain shareholder information?

Shareholders may contact Wells Fargo Shareowner Services, our registrar and transfer agent, who also manages our Automatic Dividend Reinvestment Plan at:

Wells Fargo Shareowner Services

PO Box 64874

St. Paul, MN 55164-0854

Telephone: (800) 468-9716

Internet: www.shareowneronline.com, click on “contact us”

Shareholders can sign up for online account access through Wells Fargo Shareowner Services for fast, easy and secure access 24 hours a day, 7 days a week for future proxy materials, investment plan statements, tax documents and more. To sign up log on to www.shareowneronline.com where step-by-step instructions will prompt you through enrollment or you may call (800) 468-9716 for customer service.

CERTAIN BENEFICIAL OWNERS

Except as listed below, to our knowledge, no person beneficially owned more than five percent of our common stock as of February 25, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	13,070,169	(a)	16.4%
40 East 52nd Street
New York, NY 10022

The London Company	5,687,647	(b)	7.15%
1801 Bayberry Court, Suite 301
Richmond, VA 23226

State Street Corporation	5,467,199	(c)	6.9%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

The Vanguard Group, Inc.	5,330,405	(d)	6.69%
100 Vanguard Blvd.
Malvern, PA 19355

Allianz Global Investors U.S. Holdings LLC	4,806,913	(e)	6.0%
680 Newport Center Drive, Suite 250
Newport Beach, CA 92660

(a)	Based on Amendment No. 4 to a Schedule 13G filing dated January 8, 2014, as of December 31, 2013, BlackRock, Inc. had sole dispositive power for all such shares and sole voting power with respect to 12,851,851 of such shares.

(b)	Based on a Schedule 13G filing dated January 8, 2014, as of December 31, 2013, The London Company had sole voting and dispositive power for all such shares.

(c)	Based on a Schedule 13G filing dated February 3, 2014, as of December 31, 2013, State Street Corporation had shared voting and dispositive power with respect to all such shares, and State Street Bank and Trust Company (acting in various capacities) had shared voting and dispositive power with respect to 5,028,298 of such shares. All such shares are beneficially owned by State Street Corporation and its direct and indirect subsidiaries in their various fiduciary and other capacities, including approximately 3.8% of the shares of our outstanding stock held in the Olin Corporation Contributing Employee Ownership Plan (CEOP) as of December 31, 2013.

(d)	Based on Amendment No. 1 to a Schedule 13G filing dated February 6, 2014, as of December 31, 2013, The Vanguard Group had sole voting power over 116,547 shares, sole dispositive power over 5,220,258 shares, and shared dispositive power over 110,147 shares. The Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, was the beneficial owner of 110,147 shares as a result of serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, was the beneficial owner of 6,400 shares as a result of serving as an investment manager of Australian investment offerings.

(e)	Based on a Schedule 13G filing dated February 11, 2014, as of December 31, 2013, all such shares were held by subsidiaries or affiliates of Allianz Global Investors U.S. Holdings, LLC. Allianz Global Investors Europe GmbH had sole voting power over 136,996 shares and sole dispositive power over 219,570 shares. NFJ Investment Group LLC, 2100 Ross Avenue, Suite 700, Dallas, TX 75201, had sole voting power over 4,431,768 shares and sole dispositive power over 4,473,470 shares. Allianz Global Investors U.S. LLC had sole voting and sole dispositive power over 113,873 shares.

ITEM 1—PROPOSAL FOR THE ELECTION OF DIRECTORS

Who are the individuals nominated by the board to serve as directors?

The board of directors is divided into three classes. Each class has a term of office for three years, and the term of each class ends in a different year. The board has nominated Messrs. Benoist, Rompala and Rupp as Class II directors with terms expiring in 2017. The board expects that all of the nominees will be able to serve as directors. If any nominee is unable to accept election, a proxy voting in favor of such nominee will be voted for the election of a substitute nominee selected by the board, unless the board reduces the number of directors.

Virginia law and Olin’s Bylaws require that any director elected by the board of directors (rather than the shareholders) shall serve only until the earlier of the next election of directors by the shareholders and until his or her successor is elected or until his or her earlier death, resignation or removal.

The board of directors recommends a vote FOR the election of Messrs. Benoist, Rompala and Rupp as Class II directors.

How many votes are required to elect a director?

A nominee will be elected as a director if a majority of the votes cast in the election is in favor of the nominee. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast and will not affect the outcome of the vote in the election of directors. Signed proxies will be voted FOR each nominee unless otherwise specified.

Business Experience of Nominees and Continuing Directors

Set forth on the next page is a description of the business experience of each director nominee and each continuing director, including a discussion of the specific experience, qualifications, attributes and skills that led our board to conclude that those individuals should serve as our directors.

CLASS II

NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2017

The terms of the following directors will continue after the 2014 annual meeting, as indicated below.

GRAY G. BENOIST, 61, served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer of Belden, Inc. (a designer, manufacturer and marketer of signal transmission solutions, including cable, connectivity and active components for mission-critical applications in markets ranging from industrial automation to data centers, broadcast studios, and aerospace) until January 1, 2012 and as an Officer on Special Assignment until his retirement on March 15, 2012. From August 2006 until January 1, 2012 he served as Senior Vice President, Finance and Chief Financial Officer of Belden and from November 2009 until January 2012 he also served as Chief Accounting Officer. Prior to that, Mr. Benoist was Senior Vice President, Director of Finance of the Networks Segment of Motorola Inc. (a business unit responsible for the global design, manufacturing, and distribution of wireless and wired telecom system solutions). During more than 25 years with Motorola, Mr. Benoist served in senior financial and general management roles across Motorola’s portfolio of businesses, including the Personal Communications Sector, Integrated and Electronic Systems Sector, Multimedia Group, Wireless Data Group, and Cellular Infrastructure Group. He has a bachelor’s degree in Finance & Accounting from Southern Illinois University and a master’s in business administration degree from the University of Chicago. Mr. Benoist serves on the board of directors of Exceptional Minds (a not-for-profit organization established to educate and prepare young adults on the autistic spectrum for employment in the graphic arts industry). He is also a principal of MindSpark, Inc. (a registered benefit corporation in California delivering software testing services through the employment of young adults with autism spectrum disorder). Olin director since February 2009; member of the Audit Committee and the Directors and Corporate Governance Committee. Mr. Benoist’s chief financial officer experience provides him with valuable financial and accounting expertise.

RICHARD M. ROMPALA, 67, retired in July 2005 from his position as Chairman of The Valspar Corporation (a manufacturer and distributor of paints and coatings). Mr. Rompala served as Chairman of Valspar from 1998 until July 2005, Chief Executive Officer from 1995 through February 2005 and President from 1994 through 2001. Prior to 1994, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. (a manufacturer of coatings and glass products). Mr. Rompala holds a bachelor’s degree in chemistry and a bachelor’s degree in chemical engineering from Columbia University and a master’s in business administration degree from Harvard Business School. Mr. Rompala serves on the board of directors of Friends in Service Here of Sanibel (a not-for-profit human services organization). Olin director since January 1998; Lead Director, Chair of the Compensation Committee and member of the Audit Committee, Directors and Corporate Governance Committee and the Executive Committee. Mr. Rompala’s broad executive management experience provides him with in-depth knowledge of manufacturing and chemicals companies.

JOSEPH D. RUPP, 63, is Chairman, President and Chief Executive Officer of Olin. He has served as Chairman of Olin since July 2005 and held the positions of President and Chief Executive Officer since January 2002. Prior to that and since March 2001, he was Executive Vice President, Operations, and was responsible for all Olin business operations including the former Brass Division (which became part of the former Metals Group in 2002), Winchester and Chlor Alkali Products. He joined Olin’s Brass Division in 1972 and held a number of positions of increasing responsibility in the Brass Division manufacturing and engineering organization. In 1985, he was appointed Vice President, Manufacturing and Engineering. He was appointed President of Olin Brass and a Corporate Vice President in 1996. He holds a bachelor’s degree in metallurgical engineering from the University of Missouri, Rolla. Mr. Rupp serves on the board of directors of Quanex Building Products Corporation (a manufacturer of value-added engineered materials and components serving building products markets). Olin director since January 2002; Chair of the Executive Committee. Mr. Rupp’s extensive history at Olin, together with his board service at other companies, provides him with in-depth knowledge of Olin’s business and the industry.

CLASS I

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2016

C. ROBERT BUNCH, 59, served as Chairman of the Board and Chief Executive Officer of Global Tubing, LLC (a privately held company formed in April 2007 to manufacture and sell coiled tubing and related products and services to the energy industry which was acquired by Forum Energy Technologies, Inc. (NYSE: FET) and Quantum Energy Partners in July 2013) from May 2007 until June 2013. Mr. Bunch served as Chairman of Maverick Tube Corporation (a producer of welded tubular steel products used in energy and industrial applications which was acquired by Tenaris, S.A. in October 2006) from January 2005 until October 2006 and as President and Chief Executive Officer from October 2004 until October 2006. Prior to joining Maverick, he was an independent oil service consultant from 2003 until 2004, and from 2002 to 2003 he served as President and Chief Operating Officer at Input/Output, Inc. (an independent provider of seismic imaging technologies and digital, full-wave imaging solutions for the oil and gas industry). From 1999 to 2002, he served as Vice President and Chief Administrative Officer of Input/Output, Inc. Mr. Bunch earned a bachelor’s degree in economics and a master’s degree in accounting from Rice University and a juris doctorate degree from the University of Houston. From May 2004 until August 2008, Mr. Bunch served on the board of directors (and as Chairman from January 2007 to August 2008) of Pioneer Drilling Company (a provider of land contract drilling services to independent and major oil and gas exploration and production companies). Olin director since December 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Bunch’s broad management responsibilities provide relevant experience in a number of strategic and operational areas.

RANDALL W. LARRIMORE, 66, served as the Chairman of Olin from April 2003 through June 2005. From 1997 until his retirement in December 2002, he served as President and Chief Executive Officer of United Stationers Inc. (a $4 billion wholesaler/distributor of office products). From 1988 until 1997, he was President and Chief Executive Officer of MasterBrand Industries, Inc., now called Fortune Brands Home & Security LLC (FBHS) (a consumer products company). He holds a bachelor’s degree from Swarthmore College with a major in economics and a minor in chemistry and a master’s in business administration degree from Harvard Business School. He is co-chair of the governance committee and a member of the board of directors and compensation committee of Campbell Soup Company (a manufacturer and marketer of soup and other food products) and a member of the board of directors of Nixon Uniform Service and Medical Wear (a privately held company that provides, launders, and delivers medical apparel, linens, and other reusable products, primarily to healthcare providers). Olin director since January 1998; Chair of the Directors and Corporate Governance Committee and a member of the Audit Committee, Compensation Committee and the Executive Committee. Mr. Larrimore brings expertise in marketing, sales, strategic planning, mergers and acquisitions and general management.

JOHN M. B. O’CONNOR, 59, is Chairman of J.H. Whitney Investment Management, LLC (a firm which specializes in Asian Markets investment strategies), a position he has held since January 2005. From January 2009 through March 2011, he served as Chief Executive Officer of Tactronics Holdings, LLC (a Whitney Capital Partners portfolio holding of a privately held company that provided tactical integrated electronic systems to the U.S. and foreign military customers as well as the composite armor solutions for military vehicles through its Armostruxx division). Previously, Mr. O’Connor was Chairman of JP Morgan Alternative Asset Management, Inc. (part of the investment manager arm of JP Morgan) and an Executive Partner of JP Morgan Partners (a private equity firm). He was also a member of the Risk Management Committee of JP Morgan Chase, which is responsible for policy formulation and oversight of all market and credit risk taking activities globally. Mr. O’Connor earned a bachelor’s degree in economics from Tulane University and a master’s in business administration degree from Columbia University Graduate School of Business. He is a member of the board of directors and audit committee of Las Vegas Railway Express, Inc. (a publicly held emerging state company that provides first class rail service on Amtrak and regional rail lines) and Integrico, Inc. (a privately held specialized composite products manufacturer). He also serves on the advisory boards of Cornell University College of Veterinary Medicine and Grayson-Jockey Club Research Foundation. He is also chairman of the American Friends of the Clock Tower Fund (a not-for-profit organization that supports active duty UK 22-SAS regiment members and their families) and treasurer of the UK Game Conservancy and Wildlife Trust. Mr. O’Connor serves as a special consultant in a pro-bono capacity for the U.S. Department of Defense and is an appointed special consultant to the Department of Defense Business Board. He is a member of the Air Force Chief of Staff Civilian Leaders Board. He was also a member of the Senior Advisors Panel of both the United States European Command and the United States Southern Command. Olin director since January 2006; member of the Audit Committee and the Directors and Corporate Governance Committee. Mr. O’Connor’s hedge fund and investment banking experience allow him to contribute broad financial and global expertise.

CLASS III

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2015

DONALD W. BOGUS, 67, retired in January 2009 from his position as Senior Vice President of The Lubrizol Corporation and President of Lubrizol Advanced Materials, Inc., a wholly-owned subsidiary of The Lubrizol Corporation (a global supplier of high performance specialty products for personal care, coatings, plastics, and various industrial products), a position he had held since June 2004. Mr. Bogus joined Lubrizol in April 2000 as Vice President and his duties included responsibility for the Fluid Technologies for Industry business section and he served as the head of mergers and acquisitions. Prior to joining Lubrizol, he was an Executive Officer at PPG Industries, Inc. (a manufacturer of coatings and glass products) where he served as Vice President of Specialty Chemicals and Vice President of Industrial Coatings. Mr. Bogus earned a bachelor’s degree in biology and chemistry from Baldwin Wallace University. He serves on the board of trustees for Baldwin Wallace University and on their Business Division’s advisory board. Olin director since July 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Bogus’ executive management positions have provided him with expertise in the chemicals industry, as well as merger and acquisition experience.

PHILIP J. SCHULZ, 69, was Managing Partner of PricewaterhouseCoopers (a registered public accounting firm) Hartford, Connecticut office until his retirement in July 2003. Mr. Schulz also served as the Hartford office leader of PwC’s Consumer & Industrial Products & Services industry group. He joined Coopers & Lybrand in 1967 and was Managing Partner of the Hartford office at the time of the merger of Coopers & Lybrand and Price Waterhouse in 1998. He was a member of the Firm Council and was a trustee of the PwC Foundation. He also served as a regional technical consultant and SEC reviewer and was assigned to the firm’s national office for two years. Olin’s board of directors has determined that Mr. Schulz qualifies as an “audit committee financial expert” for Olin under applicable SEC rules. Mr. Schulz earned a bachelor’s degree in accounting from Niagara University and also completed the Tuck Executive Program at Dartmouth College. He is on the board of directors of Interim HealthCare of Hartford, Inc. and the advisory board of The Connecticut Bank & Trust Company (a state banking institution owned by Berkshire Hills Bancorp). Mr. Schulz is also trustee emeritus of St. Joseph College; a director of St. Francis Hospital; a director of the Lake Sunapee Protective Association and is on the board of trustees of The McLean Fund. Olin director since July 2003; Chair of the Audit Committee and a member of the Directors and Corporate Governance Committee and the Executive Committee. Mr. Schulz’s public accounting background provides him with invaluable financial and accounting expertise.

VINCENT J. SMITH, 64, served as President and Chief Executive Officer of Dow Chemical Canada, a subsidiary of The Dow Chemical Co. (a diversified chemical manufacturing company) from 2001 until his retirement in 2004. From 1972 to 2000, he held positions of increasing responsibility in engineering, manufacturing and management, including the position of Business Director for Dow’s global chlor alkali assets. Mr. Smith earned a bachelor’s degree in chemical engineering from McMaster University. Olin director since August 2008; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Smith’s executive service has provided him with valuable international and manufacturing experience, together with extensive knowledge of the Chlor Alkali industry.

CORPORATE GOVERNANCE MATTERS

How many meetings did board members attend?

During 2013, the board held nine meetings. As part of each regularly scheduled board meeting, the non-executive directors met in executive session. In 2013, all directors attended all of the meetings of the board and committees of the board on which they served. In addition, all directors have attended over 89% of the meetings of the board and committees of the board on which they served during their period of service. All of our directors attended the 2013 annual shareholders meeting. Our policy regarding directors’ attendance at the annual shareholders meeting is that they are required to attend, absent serious extenuating circumstances.

Which board members are independent?

Our board has determined that all of its members, except Mr. Rupp, are independent in accordance with applicable New York Stock Exchange (NYSE) listing standards and applicable provisions of our Principles of Corporate Governance. In determining independence, the board confirms that a director has no relationship with Olin that violates the “bright line” independence standards under the NYSE listing standards. The board also reviews whether a director has any other material relationship with Olin, after consideration of all relevant facts and circumstances. In assessing the materiality of a director’s relationship to Olin, the board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation. The board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Our board of directors has adopted a bright line test for the types of de minimis transactions that do not warrant board consideration when making director independence determinations. This policy provides that the following transactions do not impair a director’s independence:

•	our match of up to $5,000 in charitable contributions made by directors under our 50% matching contribution program, which is available to all employees; and

•

any transaction or series of transactions between Olin (or its subsidiaries) and a director (or an organization in which he/she serves as a director, partner, shareholder or officer) for the purchase or sale of products or services that (i) involve less than $50,000 in the aggregate in any 12-month period and (ii) have the same pricing and other terms and conditions as transactions with unrelated and similarly situated customers or suppliers.

During 2013, none of our non-employee directors had any relationship or transaction other than those which fell within the bright line standards described above.

Does Olin have corporate governance guidelines and a code of conduct?

The board has adopted Principles of Corporate Governance and a Code of Conduct. The Code of Conduct applies to our directors and all of our employees, including our chief executive officer, chief financial officer, and principal accounting officer/controller. We discuss certain provisions of these documents in more detail under the heading “Review, Approval or Ratification of Transactions with Related Persons.”

Each of our three major standing board committees (Audit, Compensation and Directors and Corporate Governance) acts under a written charter adopted by the board. The committee charters can be viewed on our website at www.olin.com in the Governance section under Committees, available at: http://www.b2i.us/profiles/investor/Committees.asp?BzID=1548. The Principles of Corporate Governance

and Code of Conduct can be viewed on our website at www.olin.com in the Governance section under Governance Documents, available at: http://www.b2i.us/profiles/investor/Governance.asp?BzID=1548& ID=797#797. In addition, we will disclose on that website any amendment to, or waiver from, a provision of our Code of Conduct for our directors and executive officers, including our chief executive officer, chief financial officer, principal accounting officer/controller or other employees performing similar functions.

Do Olin’s board and committees conduct evaluations?

As required by NYSE rules, Olin’s board of directors as well as its Audit, Compensation and Directors and Corporate Governance Committees each conduct an annual performance evaluation.

What are the committees of the board?

Our committees of the board are:

The Audit Committee, which held six meetings during 2013, advises the board on internal and external audit matters affecting us. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the audit committee is comprised solely of directors who meet the enhanced independence standards for audit committee members under the Securities Exchange Act of 1934 (Exchange Act) and the related rules as incorporated into the NYSE standard for independence. Its members are: Philip J. Schulz, Chair, Gray G. Benoist, Randall W. Larrimore, John M. B. O’Connor and Richard M. Rompala. The board has determined that Philip J. Schulz meets the SEC definition of an “audit committee financial expert” and that each of the members of the audit committee is financially literate, as such term is interpreted by the board in its business judgment. The audit committee:

•	has sole authority to directly appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm;

•

reviews with our independent registered public accounting firm the scope and results of their examination of our financial statements and any investigations and surveys by such independent registered public accounting firm;

•	pre-approves and monitors audit and non-audit services performed by our independent registered public accounting firm;

•	reviews its charter annually and ensures it is publicly available in accordance with SEC regulations;

•

reviews our annual audited and quarterly unaudited financial statements and management’s discussion and analysis of financial condition and operations in our Form 10-K and Form 10-Qs before filing or distribution;

•	reviews with management and our independent registered public accounting firm the interim financial results and related press releases before issuance to the public;

•	reviews audit plans, activities and reports of our internal and regulatory audit departments;

•	reviews the presentations by management and our independent registered public accounting firm regarding our financial results;

•	monitors our litigation process including major litigation and other legal matters that impact our financial statements or compliance with the law;

•	monitors compliance with legal and regulatory requirements including environmental, health, safety and transportation compliance;

•	monitors our enterprise risk management process;

•	oversees our ethics and business conduct programs and procedures;

•	reviews our compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and

•	has the authority to hire its own independent advisors.

The Compensation Committee, which held seven meetings during 2013, sets policy, develops and monitors strategies for, and administers, the programs that are used to compensate the chief executive officer and other senior executives. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the compensation committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Richard M. Rompala, Chair, Donald W. Bogus, C. Robert Bunch, Randall W. Larrimore and Vincent J. Smith. The compensation committee:

•	approves the salary plans for all executive officers including their total direct compensation opportunity, comprised of base salary, annual incentive standard and long-term incentive guideline award;

•	approves the measures, goals, objectives, weighting, payout matrices, performance certification and actual payouts for the incentive compensation plans;

•	administers the incentive compensation plans, stock option plans, and long-term incentive plans;

•	annually evaluates the performance of the chief executive officer;

•	performs settlor functions for our retirement plans, such as establishing, amending and terminating such plans (which authority has also been delegated to a management committee);

•	approves executive and change-in-control agreements;

•	reviews and establishes the compensation of non-employee directors;

•

reviews and discusses our Compensation Discussion and Analysis with management and, based on that review, makes a recommendation to the board of directors regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement or annual report on Form 10-K filed with the SEC; and

•	has the authority to hire its own independent advisors.

The compensation committee is authorized to delegate certain responsibilities to internal and independent accountants, internal and outside lawyers and other internal staff to the extent permitted by applicable law.

The Directors and Corporate Governance Committee, which held four meetings during 2013, assists the board in fulfilling its responsibility to our shareholders relating to the selection and nomination of officers and directors. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the directors and corporate governance committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Randall W. Larrimore, Chair, Gray G. Benoist, Donald W. Bogus, C. Robert Bunch, John M. B. O’Connor, Richard M. Rompala, Philip J. Schulz and Vincent J. Smith. The directors and corporate governance committee:

•	makes recommendations to the board regarding the election of the chief executive officer;

•	reviews the nominees for our other officers;

•	makes recommendations to the board regarding the size and composition of the board and the qualifications and experience that might be sought in board nominees;

•	seeks out and recommends possible candidates for nomination and considers recommendations by shareholders, management, employees and others for candidates for nomination and renomination as directors;

•	assesses whether the qualifications and experience of board nominees meet the current needs of the board;

•	reviews plans for management development and succession;

•

periodically reviews corporate governance trends, issues and best practices and makes recommendations to the board regarding the adoption of best practices most appropriate for the governance of the affairs of the board;

•	reviews and makes recommendations to the board regarding the composition, duties and responsibilities of various board committees;

•	reviews and advises the board on such matters as protection against liability and indemnification;

•	reports periodically to the board on the performance of the board itself as a whole; and

•	has the authority to hire its own independent advisors.

The Executive Committee meets as needed in accordance with our Bylaws. Between meetings of the board, the executive committee may exercise all the power and authority of the board (including authority and power over our financial affairs) except for matters reserved to the full board by Virginia law and matters for which the board gives specific directions. During 2013, this committee held no meetings. The executive committee members are: Joseph D. Rupp, Chair, Randall W. Larrimore, Richard M. Rompala and Philip J. Schulz.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee during 2013 (Messrs. Bogus, Bunch, Larrimore, Rompala and Smith):

•	served as an employee for Olin during that year,

•	is currently or has ever been an officer of Olin, or

•	had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers:

•	serve on the compensation committee of any other company for which one of our directors serves as an executive officer, or

•	serve on the board of directors of any other company where a member of our compensation committee serves as an executive officer.

What is Olin’s director nomination process?

Our directors and corporate governance committee acts as our nominating committee. As a policy, the committee considers any director candidates suggested by shareholders if we receive the appropriate information in a timely manner. Our Principles of Corporate Governance provide that the board chair and CEO, lead director, other directors, employees and shareholders may recommend director nominees to the committee. The committee uses the same process to review and evaluate all potential director nominees, regardless of who recommends the candidate. The committee reviews and evaluates each nominee and the committee chair, the board chair and CEO and lead director interview the potential new board candidates selected by the committee. The interview results, along with the committee’s recommended nominees, are submitted to the full board.

Our Principles of Corporate Governance describe criteria for new board members to include recognized achievement plus skills such as a special understanding or ability to contribute to some aspect of Olin’s business. The committee is tasked with seeking board members with the personal qualities and experience that taken together will ensure a strong board of directors. Although we have no formal policy on diversity for board members, our Principles of Corporate Governance provide that racial and gender diversity are important factors in assessing potential board members, but not at the expense of particular qualifications and experience required to meet the needs of the board. Furthermore, as part of the committee’s review of board composition, the board considers diversity of experience and background in an effort to ensure that the composition of our directors ensures a strong and effective board. Our Principles of Corporate Governance cite strength of character, an inquiring and independent mind, practical wisdom, and mature judgment as among the principal qualities of an effective director.

This year, we have three nominees standing for re-election.

A shareholder can suggest a person for nomination as a director by providing the name and address of the candidate, and a detailed description of his or her experience and other qualifications for the position, in writing addressed to the board of directors in care of the Secretary, Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105. The notice may be sent at any time, but for a candidate to be considered by the committee as a nominee for an annual shareholder meeting, we must receive the written information at least 150 days before the anniversary of the date of the prior year’s proxy statement. For example, for candidates to be considered for nomination by the committee at the 2015 annual meeting, we must receive the information from shareholders on or before October 13, 2014.

In addition to shareholders proposing candidates for consideration by the committee, Olin’s Bylaws allow shareholders to directly nominate individuals at the annual shareholder meeting for election to the board by delivering a written notice as described under the heading “How can I directly nominate a director for election to the board at the 2015 annual meeting?” on page 6 under the heading “Miscellaneous.” Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

What is your board leadership structure?

Our Principles of Corporate Governance state that our board may select either a combined CEO board chair coupled with a lead director or appoint a board chair who does not also serve as CEO. Currently, our CEO also serves as chairman of the board, and the board selects a separate independent lead director.

The board believes that this leadership structure is best for Olin at the current time, as it appropriately balances the need for the CEO to run the company on a day-to-day basis with significant involvement and authority vested in an outside independent board member—the lead director. The role of our lead director is fundamental to our decision to combine the CEO and board chair positions. Our lead director assumes many functions traditionally within the purview of a chairman of the board. Under our Principles of Corporate Governance, our lead director must be independent, and is responsible for:

•	advising on the board meeting schedule to ensure that the independent directors can perform their duties responsibly without interfering with company operations,

•	approving agendas for board and committee meetings and information sent to the board,

•	advising on quality, quantity, and timeliness of the flow of information from management to independent directors,

•	interviewing all potential new board candidates, and making recommendations on candidates,

•	chairing all executive sessions of the board’s independent directors,

•	acting as principal liaison between the independent directors and the chair on sensitive issues,

•	recommending membership and chairs of board committees,

•	recommending to the board chair the retention of consultants who report directly to the board,

•	calling meetings of the independent directors, and

•	being available for direct communication if requested by major shareholders, as appropriate.

How does your board oversee Olin’s risk management process?

Our board is responsible for oversight of Olin’s risk assessment and management process. The board delegated to the compensation committee basic responsibility for oversight of management’s compensation risk assessment, and that committee reports to the board on its review. Our board also delegated tasks related to risk process oversight to our audit committee, which reports the results of its review process to the board. The audit committee’s process includes:

•	a review, at least annually, of our internal audit process, including the organizational structure and staff qualifications, as well as the scope and methodology of the internal audit process, and

•

a review, at least annually, of our enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place, including discussion of the major risk exposures identified by Olin, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

In addition to the reports from the audit and compensation committees, our board periodically discusses risk oversight, including as part of its annual detailed corporate strategy review.

Frank M. O’Brien, our Vice President, Internal Audit, Business Ethics and Integrity, reports directly to our audit committee and has direct and unrestricted access to that committee. Todd A. Slater, our Vice President, Finance and Controller, oversees our ERM process and fulfills the responsibilities of a chief risk officer. Mr. Slater reports to our Senior Vice President and Chief Financial Officer, but has direct access to our audit committee chair. Messrs. Slater and O’Brien, individually or with other members of our management team, periodically meet in executive session with the audit committee.

Report of the Audit Committee

The audit committee’s primary responsibility is to assist the board in its oversight of the integrity of the Corporation’s financial reporting process and systems of internal control, to evaluate the independence and performance of the Corporation’s independent registered public accounting firm, KPMG LLP, and internal audit functions and to encourage private communication between the audit committee and KPMG and the internal auditors.

The committee held six meetings during the year. During the second half of 2013, the audit committee also completed a self-assessment.

In discharging its responsibility, the audit committee reviewed and discussed the audited financial statements for fiscal year 2013 with management and KPMG, including the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees.

In addition, the audit committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence. The audit committee discussed with KPMG the issue of its independence from Olin and reviewed KPMG’s reports on the firm’s quality review procedures and findings, results of peer reviews and investigations and inquiries, including corrective actions taken. The audit committee also negotiated the hiring of KPMG for the 2013 audit and pre-approved all fees which SEC rules require the committee to approve to ensure that the work performed was permissible under applicable standards and would not impair KPMG’s independence.

Based on the audit committee’s discussions with management and KPMG and the audit committee’s review of KPMG’s written report and the other materials discussed above, the audit committee recommended that the board of directors include the audited consolidated financial statements in Olin’s Annual Report on Form 10-K for the year ended December 31, 2013, to be filed with the SEC.

February 19, 2014

Philip J. Schulz, Chair

Gray G. Benoist

Randall W. Larrimore

John M. B. O’Connor

Richard M. Rompala

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by each director, director nominee and by the named executive officers in the Summary Compensation Table?

This table shows how many shares of our common stock certain persons beneficially owned on January 15, 2014. Those persons include each director, director nominee, each named executive officer (NEO) in the Summary Compensation Table on page 36, and all directors and executive officers as a group. A person has “beneficial ownership” of shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. “Investment power” means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the number of shares listed, except as noted in the following table.

Name of Beneficial Owner	No. of Shares Beneficially Owned (a)	Percent of Common Stock (b)
Gray G. Benoist	38,411	—
Donald W. Bogus	67,874	—
C. Robert Bunch	76,753	—
Randall W. Larrimore	70,376	—
John M. B. O’Connor	51,895	—
Richard M. Rompala	116,250	—
Philip J. Schulz	57,681	—
Vincent J. Smith	30,695	—
Joseph D. Rupp	1,987,726	2.5
John E. Fischer	377,148	—
John L. McIntosh	264,957	—
George H. Pain	194,896	—
Frank W. Chirumbole	121,209	—
Directors and executive officers as a group, including those named above (20 persons)	4,074,996	5.0

(a)	Includes shares credited under the CEOP on January 15, 2014, phantom stock units credited to deferred accounts under the Directors Plan, and shares that may be acquired within 60 days (by March 15, 2014) through the exercise of stock options as follows:

Name	Number of Phantom Stock Units Held in Director Deferred Accounts*	Number of Shares Subject to Options Exercisable in 60 days
Mr. Benoist	28,111	—
Mr. Bogus	37,610	—
Mr. Bunch	64,253	—
Mr. Larrimore	63,249	—
Mr. O’Connor	39,731	—
Mr. Rompala	115,750	—
Mr. Schulz	40,536	—
Mr. Smith	20,134	—
Mr. Rupp	—	1,549,784
Mr. Fischer	—	264,659
Mr. McIntosh	—	212,917
Mr. Pain	—	116,501
Mr. Chirumbole	—	95,225
Directors and executive officers as a group, including those named above (20 persons)	409,372	2,738,788

*	Such securities have no voting rights.
(b)	Unless otherwise indicated, beneficial ownership does not exceed 1% of the outstanding shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Principles of Corporate Governance and our Code of Conduct include policies and procedures requiring pre-approval of certain transactions involving our directors and employees and their family members and affiliated organizations if Olin is a direct or indirect participant. The policies define “family member” to mean a spouse, child, sibling, stepchild, parent, stepparent, mother-, father-, son-, daughter-, brother- or sister- in-law, or any other person living with the individual (except tenants and household employees). Affiliated organizations include those entities where the individual or family member serves as a director, executive officer or holder of five percent or more of the equity interests.

Our Principles of Corporate Governance require the directors and corporate governance committee (or, if that committee determines it is appropriate, the board) to pre-approve the following transactions with directors, family members and affiliated organizations:

•	charitable contributions of more than $10,000 in a fiscal year,

•

transactions involving more than $120,000 (individually or in the aggregate) in a fiscal year (other than purchases or sales of goods and services contracted for by Olin business units in the normal course of business),

•	transactions in excess of $120,000 in a fiscal year for consulting or personal services,

•	transactions in excess of $120,000 in a fiscal year directly with (or involving direct compensation to) a director or family member, and

•	transactions (even in the ordinary course of business) involving the greater of $1 million or 2% of consolidated gross revenues of either Olin or the other party.

Our Principles of Corporate Governance require our directors and corporate governance committee to pre-approve service by any senior executive (our CEO and other Section 16 officers) on the board of another public company or on the board of any private company that would represent a material commitment of time. In addition, our Code of Conduct and related Corporate Policy Statement require the approval of the board of directors before an officer may serve as a director or provide services to another organization (as an officer, employee, consultant, etc.). Any such service by other employees must be pre-approved by our President and CEO, if the potential for a conflict of interest exists. These provisions also prohibit any employee or family member from having any direct or indirect interest in, or any involvement with or obligation to, any business organization (including any non-profit entity to which Olin makes contributions) which does or seeks to do business with Olin, or any Olin competitor, without pre-approval from the employee’s department head.

In granting pre-approval, the directors and corporate governance committee, board members and management focus on the best interests of Olin.

In addition to the pre-approval process described above, our Code of Conduct and related Corporate Policy Statements prohibit any director or employee from engaging in a transaction that might conflict with the best interests of Olin.

Related Person Transactions Since the Beginning of 2013

On August 22, 2012, Olin acquired privately-held K. A. Steel Chemicals Inc. (KA Steel), on a cash free, debt free basis, for $336.6 million in cash, after receiving the final working capital adjustment of $1.9 million and still subject to certain post-closing adjustments related to a contingent liability (the KA Steel Acquisition). In connection with the KA Steel Acquisition, Olin hired Robert F. Steel and Kenneth

A. Steel, Jr., the former owners and Chairman and CEO and President of KA Steel, respectively, as executive officers with titles of Vice President and President KA Steel and Vice President and Executive Vice President KA Steel, respectively. At that time, we entered into a two-year executive agreement with each of Messrs. R. Steel and K. Steel governing the terms of their employment.

The Escrow Agreement related to the KA Steel Acquisition between Olin and Messrs. K. Steel and R. Steel terminated on November 25, 2013, and the proceeds of the escrowed portion of the purchase price for the KA Steel Acquisition ($30 million) were distributed to Olin in the amount of $1.9 million and to Mr. R. Steel, as agent for himself and Mr. K. Steel, in the amount of $28.1 million.

KA Steel continues to lease its office space from Steel Family Real Estate, LLC under a lease ending on April 30, 2022. The annual base rent is $344,251.50 through the end of 2014 and thereafter the lease provides for specified annual base rent increases, but the base rent may be adjusted if there is a reduction of the rentable square footage under the lease. The lease also requires KA Steel to pay its pro rata share of maintenance, insurance and property tax expenses, which totaled $242,683.44 in 2013. Messrs. R. Steel and K. Steel are both managers of Steel Family Real Estate, LLC, and the Kenneth A. Steel, Jr. Irrevocable Trust and the Robert F. Steel Irrevocable Trust each hold a 50% membership interest in Steel Family Real Estate, LLC.

The board of directors pre-approved the KA Steel Acquisition and the other transactions described above, and our compensation committee approved the executive agreements with Messrs. K. Steel and R. Steel.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC, and these persons must furnish us with copies of the forms they file. Officers, directors and ten-percent beneficial owners complied with all Section 16(a) filing requirements in 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation committee reviews and oversees our executive compensation policies and programs to ensure they enhance our ability to attract, motivate and retain the highest quality executives, and maximize attention to shareholder return. Our annual and long-term executive compensation programs are designed so that payment of awards is contingent on performance results and they are constructed to reflect market practices. In tying most of our executives’ pay to company results, our compensation programs (i) align our executives’ interests with those of our shareholders and (ii) induce our management team to achieve our most important goals.

The following chart identifies the extent to which our executives’ total pay opportunities are linked with performance and vary with results. It illustrates the strong emphasis we place on performance-based compensation for our named executive officers (NEOs)—both short-term incentives (bonus) and long-term incentives (equity awards):

The committee regularly reviews our executive compensation programs to ensure that we remain appropriately responsive to emerging market place practices. For example, in January 2014:

•

we terminated existing change in control agreements with the NEOs and five other executives and replaced them with agreements that add a double trigger for benefits (except performance share vesting) and eliminate income tax gross-ups;

•	we provided notice of termination of remaining change in control agreements with 11 other non-NEO executives upon expiration in January of 2016; and

•	we amended our equity plans to eliminate the single trigger for early vesting of equity awards (except performance shares) and to eliminate income tax gross-ups.

In addition, over the past few years:

•	we increased the level of stock ownership required of our NEOs;

•	we eliminated company car and financial planning perquisites;

•	we periodically suspend the company match to the 401(k) plan for salaried and non-bargaining employees, including during the period January 1, 2010 through January 31, 2011;

•	we adopted a clawback policy;

•	the committee oversaw management’s implementation of a formal risk assessment process for compensation policies and programs; and

•	we assured that the members of the committee and the committee’s independent compensation consultant and other advisors remain independent as defined by NYSE rules.

These committee actions and other decisions illustrate some of the ways we have increased the link between executive pay and company performance, and otherwise complied with emerging governance standards, while maintaining consistency in our executive compensation programs, which are described in detail in the following pages.

General Executive Compensation Process

Our compensation committee consists of directors determined to be independent under the NYSE listing criteria. The committee establishes total compensation opportunities (and each of the individual elements) for Joseph D. Rupp, Chairman, President and CEO. The committee also approves compensation for the other NEOs based on recommendations by the CEO, once an individual is identified as an NEO.

To assist it in performing its duties, the committee engages Exequity LLP (Exequity), an independent board and management advisory firm. In engaging Exequity, the committee considered a number of factors in assessing Exequity’s independence, including the fact that Exequity performs no other work for Olin, that none of Exequity’s consultants owns stock in Olin, that Exequity’s consultants have no other business interests with any Olin officer or director, and the fees that Exequity receives for services rendered to Olin rest below a maximum permissible level. In the past several years, the committee discussed its compensation philosophy with Exequity, but otherwise did not impose any specific limitations or constraints on, or otherwise direct, the manner in which Exequity performed its advisory services.

As advisor to the compensation committee, Exequity reviewed the total compensation strategy and pay levels for our NEOs, examined all aspects of our executive compensation programs to ensure their ongoing support of our business strategy, informed the committee of developing legal and regulatory considerations affecting executive compensation and benefit programs, and provided general advice to the committee on all compensation decisions pertaining to the CEO and to all senior executive compensation recommendations submitted by management. The committee routinely meets in executive session (without the CEO or other officers present). As appropriate, Exequity attends some of those executive sessions. In addition to the committee’s retention of Exequity, Olin periodically retains one or more other compensation consulting firms to provide general services, such as actuarial services for pension plans.

At the 2013 annual meeting of our shareholders, we held an advisory vote on executive compensation. Approximately 97.7% of the shares voted were cast in support of our 2013 executive compensation and related disclosures. The committee viewed the results of this vote as general broad shareholder support for our executive compensation program. Accordingly, we made no changes to our executive compensation program as a result of that vote.

Benchmarking

In designing and implementing our executive compensation programs, the committee reviews competitive data from the Aon Hewitt Total Compensation DataBaseTM (the DataBase). These data represent pay practices among a group of over 420 manufacturing and services companies that we have used for benchmarking for several years. This group comprises the entire community of companies that participate in the DataBase, excluding companies that operate in energy services, retail, health services and financial sectors. We refer to these companies as the “comparator group.” The committee’s review of pay practices across a community as large and varied as the comparator group reflects the committee’s belief that our labor market for executive talent extends beyond the limited group of chemical and ammunition companies and spans the relevant manufacturing and services community. The committee believes that the comparator group is a good representation of that labor pool, as the DataBase is a widely respected source of executive compensation information. Our decision to rely on it for competitive pay information ensures that a reputable and unrelated organization actively secures and analyzes the compensation data on which our committee bases its judgment about appropriate levels of pay for our executive officers.

The data reviewed by the committee are adjusted for size (revenues) to reflect compensation being paid at companies of comparable scope to Olin. The data benchmark the committee used to base its annual pay decisions was a statistical summary of the pay practices for the companies in the comparator group, and was not representative of any individual company. In fact, the committee does not know the identity of the companies whose pay practices are reflected in the DataBase, nor does it receive information with respect to pay practices at any individual company included in the DataBase. Instead, the committee considered the median pay levels in the comparator group after adjusting the pay practices for an observable relationship between executive pay levels and company size and relied on those statistical representations as typifying revenue-adjusted general industry norms. It was against these norms that the committee drew its conclusions about the appropriateness of the overall executive officer pay levels. Throughout this Compensation Discussion and Analysis, references to “competitive data” or “market” mean this statistical summarized data for the comparator group.

Elements of Compensation

Overview.    The committee determines the total target compensation level for the CEO, as well as the appropriate mix of the compensation elements, based on prevailing practices in the comparator group. The CEO relies on comparator group standards to recommend, for the committee’s review and approval, the levels and mix of elements for the balance of our executive officers. Although the committee is not bound to mirror the comparator group standards when it makes decisions on compensation levels and the mix of elements, the committee generally relies heavily on the identified competitive norms to ensure that we can compete for executive talent. The committee also reviewed the relationship between the CEO’s compensation and the compensation for the other NEOs. In 2013, the committee determined that internal pay relationships are appropriate in light of the committee’s understanding of the typical pay relationships at other companies.

We list the primary elements of our executive compensation below, together with relevant information about each element:

Compensation Element	Purpose	Factors Used to Determine Amount

Annual Base Salary	• Rewards day-to-day value of executives consistent with the market	• Median salaries of the comparator group • Scope of responsibilities • Time in position • Value of the employee in the market • Individual performance

Target Annual Cash Incentive Award	• Ties compensation to investor returns • Motivates executives to achieve short term financial targets and non-financial strategic objectives • Communicates key goals of the company to executives

•        Criteria for corporate NEOs:

1.      Earnings per share

2.      Performance on key annual operational factors and non-financial goals that we believe are important to our long-term success

•       Criteria for heads of operating units:

1.      Cash flow

2.      Return on capital

3.      Operating income

4.      Non-financial goals

Long Term Incentive Award	• Ties compensation to investor returns • Motivates executives to achieve long-range goals that benefit shareholders • Aligns financial interests of executives and shareholders

•        Number of stock options granted based on total return to shareholders

•       Performance share payouts for executive officers based on our return on capital compared to the 64 materials companies included in the S&P 1000 plus selected direct competitors[1]

•        Level of target awards for each NEO based on practices of comparator group

Retirement and Severance Benefits

•        Retention of key executives

•        Rewards long-term service and provides financial security

•       Ensures that managers are personally indifferent to the outcome of a transaction in a change in control situation

• Programs offered by competitors • Employee’s length of service (for defined benefits in Olin plans, which were frozen on 12/31/07) • Salary and cash incentive

[1]

We refer to this group of companies as the Performance Share Comparison Group. The selected direct competitors included in the Performance Share Comparison Group are Occidental Petroleum Corporation, Alliant Techsystems, PPG Industries, Inc., The Dow Chemical Company and Westlake Chemical Corporation.

As a guideline, the committee intends that the base salaries, total cash compensation (salary and annual cash incentive), and total compensation opportunities (total cash compensation plus the grant date value of long-term incentive awards) extended to our NEOs as a group approximate the median of the comparator group. The committee believes that managing total target pay to the market median allows us to attract, motivate, and retain the quality executive talent Olin needs. Pay levels for any individual NEO, however, may be below or above the market median for that executive’s particular role. The following graph illustrates our 2013 target compensation positioning for the NEOs as a group, relative to our pay:

Our general practice for an executive who is new in his/her position is to establish compensation opportunities below the market, and to increase them to market level over several years, assuming that performance warrants such increases. Other material increases in compensation generally relate to promotions or added responsibilities.

Salary.    The committee generally adjusts NEO salaries on an annual basis, but when warranted by cash flow or other considerations, this period has been extended to 18 months or more, and we have frozen executive base salaries for periods of time. For example, Mr. Rupp last received a salary increase effective January 1, 2013. Prior to that, his last increase was April 1, 2011 which extended the time between his salary increases to 21 months. Before April 1, 2011, his salary had not been increased for 24 months. In the past 10 years, we have not decreased base salary for any NEO.

Annual Cash Incentive (Non-equity Incentive Plan Compensation).    NEOs participate in the Senior Management Incentive Compensation Plan, or SMICP, an incentive plan approved by our shareholders. The SMICP provides NEOs with annual cash incentive opportunities comparable to the terms and conditions for awards of cash bonuses to our other executives (who participate in our Management Incentive Compensation Plan, or MICP). Using the SMICP for our NEOs is intended to allow us to deduct payments to those individuals subject to the deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).

The mechanics of the SMICP operation in 2013 were as follows:

•	At the start of the year, Exequity informed the committee of the median percentage of net income allocated by the comparator group to fund the NEOs’ annual incentives.

•	The committee then considered and approved 6% of 2013 income to be set aside to fund annual cash incentives for both the SMICP and the MICP.

•

For this purpose, income was calculated as 2013 earnings per share (EPS) multiplied by the weighted average number of shares outstanding in 2013, where EPS represented consolidated net income before the after-tax effect of special charges or gains or the cumulative effect of a change in accounting, divided by the weighted average number of shares outstanding on a fully diluted basis.

•

The committee allocated 30% of the formulated incentive pool to fund a maximum award for the CEO, 20% to fund awards for the second and third highest paid NEOs and 15% to fund awards for the fourth and fifth highest paid NEOs.

•

The committee exercised its discretion after the end of 2013 to award to each NEO such portion of his maximum award as the committee deemed appropriate, based on our EPS performance and the individual officer’s contribution to those results, as discussed below.

Although the committee exercises discretion to reduce annual incentives under the SMICP, it may not increase the payments above the maximum awards established as described above, and the payout under the SMICP may not exceed 200% of the executive’s base salary. When using its discretion to appropriately size annual incentives for 2013, the committee examined achievement with respect to financial goals and non-financial strategic accomplishments. In determining SMICP payments for NEOs, the committee considered Olin’s financial performance, especially the generation of $157.4 million of net income and our EPS performance, as well as other accomplishments relating to the achievement of strategic sales goals, substantial operational improvements and restructuring initiatives, which will have longer term impact.

For Mr. Chirumbole, who had divisional responsibility for 2013, the committee adopted a blended consideration of Olin and divisional accomplishments and applied a formulaic approach to SMICP award determination. The committee decided that 25% of his overall award should be a function of company-wide financial and non-financial accomplishments and 75% of his overall incentive award should reflect divisional performance (where division financial objectives were assigned a 75% weight and division non-financial strategic objectives were assigned a 25% weight). The committee’s discretionary decisions with respect to Mr. Chirumbole’s 2013 SMICP award reflected the Chlor Alkali division’s pre-tax income, operating cash flow and return on capital as well as operational improvements to impact the longer term cost structure of the business.

Long Term Incentive Compensation.    In 2013, we allocated the value of long-term incentive compensation awards equally between performance shares and stock options. This combination of awards was deemed by the committee to optimize our emphasis on achieving specified performance goals that drive investor value and generating long-term appreciation in Olin’s stock price. The committee makes all equity awards to executive officers (both performance shares and stock options). The committee believes that its determination of stock option and performance share awards is highly representative of external market practices, based on information pertaining to compensation standards across the comparator group.

All long-term incentive compensation plan participants are assigned target award levels at dollar values deemed by the committee to be competitive with external market practices, based on comparator group information. The sum of all individual target awards represents our overall long-term incentive award value. When determining actual stock option grant sizes and performance share award levels, the committee compares our return on capital and total shareholder return to that of the

Performance Share Comparison Group. Our relative performance against this group influences the pool of shares the committee makes available for grants to long-term incentive program participants.

The process the committee follows to determine stock option and performance share awards is described below.

Performance Shares.    Half the value of each participant’s 2013 long-term incentive target award value was delivered in performance shares. The number of performance shares awarded to each participant was formulated by dividing half the participant’s target award value by the economic value of a performance share. Early in 2013, each executive was extended the opportunity to earn a target number of performance shares contingent on performance through the end of 2015. The total number of performance shares that vest and will be paid to each executive may vary between 25% and 150% of his or her target number, depending on our average annual return on capital for the three years ending December 31, 2015, in relation to the average annual return on capital generated by the Performance Share Comparison Group for that period. The following chart identifies the percentage of target shares that vest with our performance:

Olin average annual return on capital for three-year period compared to Performance Share Comparison Group:	Percentage of target number of performance shares that vest:
Quintile 5	150%
Quintile 4	125%
Quintile 3	100%
Quintile 2	50%
Quintile 1	25%

The table below illustrates the percentage of the target number of performance shares earned by plan participants for each of the last nine three-year periods, based on our average return on capital performance compared to the Performance Share Comparison Group:

Stock Options.    The remaining half of each participant’s long-term incentive target award value is delivered in stock options. Stock options are granted annually from a committee-approved pool of option shares. The pool of stock options available for issuance each year equals half the value of the overall long-term incentive award value, divided by the Black-Scholes value of options for our common stock (not to be lower than 20% of the then-current market price of our common stock). This formulated pool of shares increases or decreases based on our trailing three-year total shareholder return (TSR) compared to the TSRs generated by the Performance Share Comparison Group, as follows:

Olin three-year TSR compared to Performance Share Comparison Group	Effect on number of shares available for option grants
Top third	+25%
Middle third	No change
Bottom third	-25%

We believe the Performance Share Comparison Group represents our primary competition for investment capital, and therefore comprises an appropriate comparison group for performance purposes. We use TSR, which represents the increase in the fair market value of our common stock over the three-year period, including reinvestment of dividends, to tie executive rewards to our shareholders’ interests. The calculation of TSR includes all dividends paid by the companies, consistent with the calculations for our Performance Graph included in our Form 10-K. As with our performance share program described above, the committee believes that formulating the stock option pool this way further ties executive compensation to shareholder value. The table below shows our TSR and effect on the size of our stock option pool for the past ten years:

The number of stock options granted to individual long-term incentive plan participants reflects the portion of the available pool represented by the individual’s target award. The committee (or the CEO, in the case of non-officers) may increase or decrease the option grant for an individual by up to 25% from the target level, although that discretion has not been exercised.

We approve option awards at the first committee meeting each year. In 2013, the first committee meeting was January 25, 2013. At that meeting, the committee approved the granting of options effective on February 11, 2013, with an exercise price of $23.28 per share, the average of the high and low per share sales price of our common stock on the NYSE on February 11, 2013. When the first scheduled meeting occurs before or near the time we release our year end earnings report, the committee has granted stock options:

•	with a grant effective date approximately 10 days after the release of year end earnings, and

•	with an exercise price equal to fair market value on the grant effective date.

The practice ensures that the exercise price for stock options reflects all current information. Although we have no formal policy on granting options at a time when inside information may exist, the committee follows the procedure we describe above when necessary to ensure that option exercise prices reflect full disclosure of earnings information. We have not engaged in “back dating” of options, as our policies do not allow back dating. In addition, our equity plans do not permit option grants with an exercise price below the fair market value of our stock on the effective date of the option grant.

Our CEO also has authority to grant a very limited number of options at other times during the year (no more than 50,000 total shares or 5,000 shares per employee), but may not grant options to anyone who is an officer within the definition of the rules under Section 16 of the Exchange Act, or “back date” any options. Consistent with the terms of our equity plans, options granted by our CEO may not have an exercise price below the fair market value of our stock on the effective date of the option grant.

Clawback Policy.     Each executive who participates in the SMICP or the MICP is subject to the clawback policy. Amounts that we recover are not included in calculating that executive’s benefits under our Supplemental CEOP, and our recovery of amounts under the policy does not constitute an event that triggers benefits under our severance agreements. In addition to the clawback policy, our equity plans provide that if a participant in that plan renders service to one of our competitors, or discloses confidential information without our consent, or violates other terms of the plan, the committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the plan within the six months before the participant’s action.

Other Compensation.    We also offer a small number of other personal benefits to groups of employees. We provide some benefits, such as a portion of health insurance premiums and certain retirement benefits, to all eligible employees. We tie these benefits to competitive practices in the market, a practice the committee believes enables us to attract and retain executives with the talents and skill sets we require. Other items, such as certain life insurance benefits and the retirement and change in control benefits described below, are provided to our NEOs and other senior managers. In the past, we also provided automobile expenses and financial counseling services to some of our NEOs, but terminated those perquisites at the end of 2010. The committee occasionally approves special restricted stock awards to an individual or group of employees to reflect special circumstances, although no such awards were made to NEOs in 2013.

Retirement Benefits.    We offer retirement benefits as part of the package to recruit and retain employees, as well as to contribute to their financial security in post-employment years. Our retirement benefits also reflect an individual’s contributions over his or her career with Olin, as those benefits are based in part on the employee’s service and compensation. In general, we establish retirement benefits based on comparable programs offered by competitors. The committee believes that retirement plans like ours are commonly provided to executives at other companies, and offering these benefits helps us remain competitive for qualified senior-level executive talent. We periodically re-evaluate and update those plans to respond to changes in the market.

The following chart summarizes the benefits under our active retirement plans for salaried employees:

Plan Title	Participants/Purpose	Benefits
Olin Corporation Contributing Employee Ownership Plan (the CEOP)—Employee Savings Account	Salaried employees (other than KA Steel employees)—to provide employees with a tax effective savings vehicle to save primarily for retirement	Eligible employees may make pre-tax contributions (401k), Roth 401k contributions and after tax contributions. They may contribute up to 80% of eligible compensation (subject to various Code limits, including the 2013 pre-tax and Roth 401k contribution limit of $17,500). Olin matches the first 6% of base pay that they contribute to the plan, at the rate of 50%.

CEOP—Defined Contribution Retirement Account	Salaried employees (other than KA Steel employees)—to provide retirement benefits in lieu of benefits formerly provided under the Qualified Plan (prior to benefit accrual freeze)	For eligible employees, Olin makes contributions to the Defined Contribution Retirement Account of 5% or 7.5% of eligible compensation (depending on employee age).

Olin Corporation Supplemental Contributing Employee Ownership Plan (Supplemental CEOP)—Employee Savings Account	Senior management (other than KA Steel employees)—to compensate for Code limits on CEOP contributions	Eligible employees may make pre-tax contributions on eligible compensation in excess of Code limits and receive Olin matching contributions at the same percentages as the CEOP, as set forth above.

Supplemental CEOP—Defined Contribution Retirement Account	Senior management (other than KA Steel employees)—to compensate for Code limits on CEOP contributions	Olin also makes contributions on eligible compensation in excess of Code limits at the same percentages as the CEOP Defined Contribution Retirement Account (set forth above).

K. A. Steel Chemicals Inc. Employees 401(k) Plan (KA Steel 401(k) plan)	KA Steel non-union employees—to provide employees with a tax effective savings vehicle to save primarily for retirement	Eligible employees may make pre-tax contributions (401k). They may contribute up to 50% of eligible compensation (subject to various Code limits, including the 2013 pre-tax contribution limit of $17,500). Olin matches 75% of the employee contribution up to 13% of base pay.

As part of our ongoing evaluation of benefit plans, in 2005, we amended the Olin Corporation Employees Pension Plan (Qualified Plan) to close participation, so that salaried employees hired on or after January 1, 2005 are not eligible for the Qualified Plan. As of December 31, 2007, we froze defined benefit pension accruals for salaried participants under that Plan, as well as the Olin Supplementary and Deferral Benefit Pension Plan (Supplemental Plan) and the Olin Senior Executive Pension Plan (Senior Plan). Although benefit accruals were frozen at the end of 2007, employment after that time counts toward years of service for vesting and early retirement eligibility.

The Supplemental CEOP, the Supplemental Plan and the Senior Plan are unfunded, nonqualified deferred compensation plans for the NEOs and a select group of other senior management employees. Because these three plans are unfunded, participants receive benefits only if we have the financial resources to make the payments when due. The committee believes that historically it was common for companies to offer these kinds of nonqualified retirement supplements to executives and offering these benefits has allowed us to remain competitive in the market for qualified senior-level executive talent. We describe the terms of our retirement plans in more detail in the narrative discussion following the table entitled “Pension Benefits” below.

Risk Assessment.     Management and the committee regularly evaluate the risks involved with our compensation programs. In January 2014, we conducted a comprehensive risk assessment. The risk assessment included compiling an inventory of incentive plans and programs, and conducting an analysis of the risk involved with each. The assessment considered factors such as the plan metrics, number of participants, maximum payments, and risk mitigation factors. The committee reviewed the risk assessment and concluded it did not believe any of our compensation programs or policies create risks that are reasonably likely to have a material adverse impact on Olin. Based on this conclusion, we implemented no material changes to our compensation policies or practices after our risk assessment.

Change in Control Agreements.    We provide change in control agreements to our senior management to ensure that our executives work to secure the best outcome for shareholders in the event of a possible change in control, even if it means that they lose their jobs as a result. As a retention incentive, each of our senior executives also has an agreement that provides certain benefits if the executive’s employment is terminated without cause. As noted above, in January 2014, we provided replacement change in control agreements to our NEOs and five other executives that (i) eliminate income tax gross-ups in favor of a “best net after-tax” approach, (ii) require both a change in control and actual or constructive termination of employment to trigger benefits (other than early vesting of performance shares), (iii) require a release from the executive as a condition to receiving payments and other benefits, and (iv) add restrictive covenants. Those agreements are described in more detail below under “Potential Payments Upon Termination or Change in Control.” We also provided notice of termination of the remaining change in control agreements with 11 other non-NEO executives upon their scheduled expiration in January of 2016.

The committee gives careful attention to all aspects of executive compensation and for the reasons discussed above remains confident that our executive compensation program satisfies our objectives.

Tax and Accounting Considerations

All elements of compensation, including salaries, generate charges to earnings under generally accepted accounting principles (GAAP). We generally do not adjust compensation based on accounting factors, but we consider the tax effect of various types of compensation. The committee considers the Code Section 162(m) limit on deductions for compensation over $1 million, and the designs of our stock options, the largest portion of our performance shares and our annual cash incentive are intended to meet the exemption for “performance-based” compensation from this deductibility limit. It is possible, however, that portions of these awards will not qualify as “performance-based compensation,” and, when combined with salary and other compensation to an NEO, may exceed this limitation in any particular year.

Code Section 409A implemented tax rules applicable to nonqualified deferred compensation arrangements, and Olin has taken steps to comply with such rules to the extent applicable.

As noted above, Olin’s clawback policies allow recovery of all or a portion of payments under the SMICP or the MICP and performance share awards from executives who participate in the SMICP or the MICP. To recover compensation, our board or the committee must determine that the executive was grossly negligent or engaged in intentional misconduct that was a “significant contributing factor” to:

(i)	a restatement of our financial statements, or

(ii)	a significant increase in the value of that executive’s incentive awards.

Amounts recovered are not included in calculating that executive’s benefits under our Supplemental CEOP, and do not trigger benefits under our severance agreements. In addition, our equity plans provide that if a participant renders service to a competitor, or discloses confidential information without our consent, or violates other terms of the plan, the committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the plan within the six months before the participant’s action.

Our equity plans and severance arrangements with NEOs do not provide any “gross-up” for the amount of excise tax, if any, due on “excess golden parachute payments” provisions under Code Section 280G. These agreements are described in more detail below under “Potential Payments Upon Termination or Change in Control.” We have given notice that the remaining severance agreements with 11 non-NEO executives will not be renewed when they expire in January of 2016.

Stock Ownership Guidelines

We describe our stock ownership guidelines for directors under the heading “Director Compensation” below. Our stock ownership guidelines for employees require executive officers and certain other senior managers to maintain specified ownership levels of our stock within 5 years after the guideline applies. Our committee monitors compliance with the stock ownership guidelines annually. To determine “stock ownership” under the guidelines, we include, in addition to shares the individual owns outright, restricted stock and restricted stock units, shares held in the executive’s CEOP and Supplemental CEOP accounts, shares subject to vested stock options with an exercise price below the current market price and 25% of the total target performance share awards (representing half of the target performance shares that are payable in stock).

Officer Title	Base Salary Multiple
CEO	6
Senior Vice President	3
Vice President	2

Our CEO has always complied with the stock ownership guidelines applicable to him, and has exceeded those guidelines since at least 2006. He and the other NEOs met the guidelines applicable to them at year end.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the NEOs for the fiscal years ended December 31, 2013, 2012, and 2011:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Plan Compen- sation (3) ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (4) ($) (h)	All Other Compen- sation (5) ($) (i)	Total ($) (j)
Joseph D. Rupp	2013	930,000	N/A	1,956,750	1,297,200	960,000	—	235,571	5,379,521
Chairman, President and CEO	2012	900,000	N/A	1,756,485	972,675	1,128,000	1,058,901	239,938	6,055,999
	2011	895,002	N/A	1,349,600	926,120	1,267,200	1,029,148	184,810	5,651,880

John E. Fischer	2013	470,004	N/A	521,800	345,450	331,200	—	97,809	1,766,263
Senior Vice President and CFO	2012	455,004	N/A	477,070	265,275	370,125	431,868	97,386	2,096,728
	2011	430,008	N/A	385,600	295,920	422,400	250,311	74,141	1,858,380

John L. McIntosh	2013	450,000	N/A	495,710	331,350	312,000	—	91,318	1,680,378
Senior Vice President, Operations	2012	425,004	N/A	433,700	240,713	352,500	554,122	81,374	2,087,413
	2011	393,000	N/A	289,200	230,160	316,800	334,266	62,704	1,626,130

George H. Pain	2013	425,004	N/A	365,260	239,700	234,240	—	85,612	1,349,816
Senior Vice President, General Counsel and Secretary	2012	412,008	N/A	325,275	181,763	286,700	379,236	111,167	1,696,149
	2011	400,008	N/A	289,200	224,680	343,552	269,786	68,833	1,596,059

Frank W. Chirumbole	2013	338,004	N/A	260,900	169,200	183,399	—	61,761	991,547
President, Chlor Alkali Products	2012	312,000	N/A	173,480	93,338	196,380	63,535	62,120	900,853
	2011	303,000	N/A	96,400	76,720	239,860	35,132	43,085	794,197

(1)	The NEOs were not entitled to receive payments which would be characterized as “Bonus” payments. Annual cash incentive payments under the SMICP appear in column (g). Each of the NEOs has one or more agreements that provide for certain severance benefits (including additional benefits in the event of a “change in control”). The provisions of those agreements are described in more detail under the section entitled “Potential Payments Upon Termination or Change in Control.”
(2)	Represents the aggregate grant date fair value of equity awards granted in that year (performance shares and restricted stock units in column (e) and options in column (f)), in each case calculated in accordance with ASC Topic 718. Please see the notes entitled “Stock-Based Compensation” and “Accounting Policies—Stock-Based Compensation” in the notes to our audited financial statements included in our annual report on Form 10-K for the fiscal year in which the award was granted for a discussion of the assumptions underlying these calculations. The performance share amounts in column (e) are calculated based on a payout equal to 100% of the target level for awards made in 2011, 2012, and 2013.

Set forth below are the amounts that would have been included for performance share awards (as well as the total amount in column (e)), if the grant date fair value had been based on the highest level of performance (for a payout equal to 150% of the target level).

NEO	2013	2012	2011
Joseph D. Rupp	$2,935,125	$2,634,728	$2,024,400
John E. Fischer	$782,700	$715,605	$578,400
John L. McIntosh	$743,565	$650,550	$433,800
George H. Pain	$547,890	$487,913	$433,800
Frank W. Chirumbole	$391,350	$260,220	$144,600

(3)	Amounts listed in this column were determined by the committee under our SMICP.

(4)	Amounts reported in this column represent the total increase in the present value of the pension benefits during the applicable year under all of our defined benefit pension plans, and are comprised of the following items:

Increase in Present Value of Pension Benefit Under:
	Year	Qualified Plan	Supplemental Plan	Senior Plan
Joseph D. Rupp	2013	$(114,027)	$(863,644)	$ —	*
	2012	$ 140,193	$ 918,708	$ —	*
	2011	$ 151,184	$ 877,964	$ —	*

John E. Fischer	2013	$ (27,567)	$ (82,946)	$(14,951)
	2012	$ 136,221	$ 250,495	$ 45,152
	2011	$ 85,881	$ 139,734	$ 24,696

John L. McIntosh	2013	$ (31,179)	$(102,448)	$(12,619)
	2012	$ 177,572	$ 335,257	$ 41,293
	2011	$ 115,866	$ 194,450	$ 23,950

George H. Pain	2013	$ (67,054)	$(134,905)	$(57,389)
	2012	$ 111,736	$ 190,871	$ 76,629
	2011	$ 86,354	$ 133,096	$ 50,336

Frank W. Chirumbole	2013	$ (9,876)	$ (9,785)	$ —	**
	2012	$ 38,121	$ 25,415	$ —	**
	2011	$ 22,178	$ 12,954	$ —	**

*	There was no change in the present value of Mr. Rupp’s pension benefit under the Senior Plan.
**	Mr. Chirumbole is not eligible for pension benefits under the Senior Plan.

Changes in the present value of pension benefits are determined using the assumptions we use for financial reporting purposes and represent changes in assumptions and the fact that each NEO is one year older, rather than any change in the NEO’s accrued pension benefit. For December 31, 2011 the discount rate was 4.9% for the Qualified Plan and 4.2% for the Supplemental and Senior Plans. For December 31, 2012, the discount rate was 3.9% for the Qualified Plan and 3.2% for the Supplemental and Senior Plans. For December 31, 2013, the discount rate was 4.5% for the Qualified Plan and 3.9% for the Supplemental and Senior Plans. For 2011, we used the RP2000 Mortality Table with 11 years of projected mortality improvements and for 2012, we used the RP2000 Mortality Table with 12 years of projected mortality improvements. For 2013, we used the RP2000 Mortality Table with 13 years of projected mortality improvements. Please see the note entitled “Pension Plans and Retirement Benefits” in the notes to our audited financial statements included in our 2013 annual report on Form 10-K for a discussion of these assumptions. The values shown in the table are due exclusively to the change of assumptions and the fact that each executive is one year older, and is not driven at all by any change in the retirement benefit itself. For 2013, the discount rates used to determine the present values of the pension benefits were higher than in 2012 resulting in a decrease in the present values under each of the three plans.

To determine the change in the present value of the pension benefits under these plans, for Messrs. Fischer, McIntosh and Chirumbole, we used age 62, the first age at which unreduced pension benefits are payable under the Qualified Plan, the Supplemental Plan and the Senior Plan. For Messrs. Rupp and Pain, who are eligible for unreduced pension benefits under the Qualified Plan, the Supplemental Plan and the Senior Plan, we used their actual ages at December 31, 2013.

Generally, the Senior Plan provides a 50% benefit to the executive’s surviving spouse (which we refer to as a “joint and survivorship benefit”) without an actuarial reduction in payments during the executive’s lifetime. An executive also can elect to have payments under the Qualified Plan and the Supplemental Plan extend for the remainder of his or her spouse’s lifetime, but such an election results in an actuarial reduction to benefits paid under those plans. Benefits paid from the Senior Plan are increased by the amount of the actuarial reduction under the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit. In accordance with the SEC regulations, the pension benefits in the Summary Compensation Table reflect benefits payable in the form of a single life annuity payable only during the life of the executive, and do not reflect any joint and survivorship benefit.

(5)	Amounts reported in this column for 2013 are comprised of the following items:

Executive Officer	Life Insurance Premiums (a)	CEOP/Supplemental CEOP – Retirement Account (b)	Perquisites and other Personal Benefits
Joseph D. Rupp	$52,521	$182,250	$800
John E. Fischer	$19,899	$ 77,110	$800
John L. McIntosh	$16,830	$ 73,688	$800
George H. Pain	$18,684	$ 66,128	$800
Frank W. Chirumbole	$10,820	$ 50,141	$800

(a)	The key executive life insurance program consists of three types of benefits: active employee life insurance, retiree life insurance and survivor income benefits. At the executive’s option, the survivor income benefit may be exchanged for additional cash value. The amounts shown represent the total premiums we paid in 2013 for the benefits under the programs.
(b)	The amounts shown represent Olin’s contributions of a total of 7.5% of the individual’s eligible compensation to the Retirement Account portion of the CEOP and Supplemental CEOP, as well as amounts of Olin matching contributions to the CEOP and the Supplemental CEOP during 2013.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Compen- sation Committee Meeting Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (3) (j)	Exercise or Base Price of Option Awards ($/ Share) (3) (k)	Grant Date Fair Value of Stock and Option Awards (4) (l)
			Thresh- old ($) (c)	Target ($) (d)		Maximum ($) (e)	Thresh- old (#) (f)	Target (#) (g)	Maxi- mum (#) (h)
Joseph D. Rupp	2/11/13	1/25/13	—	$1,000,000		$1,860,000
	2/11/13	1/25/13					18,750	75,000	112,500				$2,935,125
	2/11/13	1/25/13									184,000	$23.28	$1,297,200

John E. Fischer	2/11/13	1/25/13	—	$345,000		$940,008
	2/11/13	1/25/13					5,000	20,000	30,000				$782,700
	2/11/13	1/25/13									49,000	$23.28	$345,450

John L. McIntosh	2/11/13	1/25/13	—	$325,000		$900,000
	2/11/13	1/25/13					4,750	19,000	28,500				$743,565
	2/11/13	1/25/13									47,000	$23.28	$331,350

George H. Pain	2/11/13	1/25/13	—	$244,000	*	$850,008
	2/11/13	1/25/13					3,500	14,000	21,000				$547,890
	2/11/13	1/25/13									34,000	$23.28	$239,700

Frank W. Chirumbole	2/11/13	1/25/13	—	$193,000	*	$676,008
	2/11/13	1/25/13					2,500	10,000	15,000				$391,350
	2/11/13	1/25/13									24,000	$23.28	$169,200

(1)	Amounts in these columns represent the potential annual cash incentives established in early 2013 under our SMICP. Actual amounts were determined and paid in early 2014 and are included under column (g) in the Summary Compensation Table above. We discuss the SMICP and our annual incentive program under the heading “Compensation Discussion and Analysis—Elements of Compensation” above.
(2)	Numbers in these columns represent awards of performance shares under our Performance Share Program described below. The amounts in column (f) reflect the minimum performance shares awarded (25% of the target amounts in column (g)). The amounts in column (h) represent 150% of the target amounts, the maximum payout of the performance shares.
(3)	Numbers in these columns represent non-qualified stock options granted under our long-term incentive plans, vesting in three equal annual installments, beginning on the first anniversary of the grant date. The market closing price on the grant date was $23.22, while the options were granted with an option exercise price equal to the average of the high and low sale prices of our common stock on the grant date ($23.28). Option awards are determined on the first regularly-scheduled compensation committee meeting date in a calendar year (in 2013, January 25, 2013). In recent years, committee meetings have been held before (or shortly after) the time we issued our year end earnings press release, and so the option awards became effective on a later date (February 11 for 2013 grants), approximately 10 days after our earnings release. The effective date of the option grants has always occurred on or after the meeting date, and we have never engaged in “back dating” practices.

(4)	Amounts in this column (i) assume payment of performance shares at the maximum level and (ii) value options using the Black-Scholes value calculated for financial statement reporting purposes in accordance with ASC Topic 718. Please see the note entitled “Stock-Based Compensation” in the notes to our audited financial statements included in our 2013 annual report on Form 10-K for a discussion of the assumptions underlying these calculations.

Stock Options

Annually, we grant options to purchase shares of our common stock to a group of key employees, including our executive officers. We describe our stock option program in more detail above under the heading “Compensation Discussion and Analysis—Long Term Incentive Compensation,” and “—Stock Options.” All options granted in 2013 were non-qualified options vesting in three equal annual installments beginning on the first anniversary of the grant date. The options generally may be exercised until ten years after the grant date (but the exercise period may end earlier based on the termination of the participant’s employment).

The committee grants options with an exercise price equal to the average of the high and low prices on the grant effective date. All of our equity plans specifically prohibit repricing, and, except for certain anti-dilution adjustments, other adjustments to the exercise price. We discuss the timing of our option grants above under the heading “Compensation Discussion and Analysis—Stock Options” above. Our plans and our policies do not permit any “back dating” of options.

Performance Shares

Each NEO and certain other key employees received a target number of performance shares in early 2013, which vest at the end of 2015. The total number of performance shares that vest may vary between 25% and 150% of the target number, based on our average annual return on capital for the three years ending December 31, 2015, in relation to the average annual return on capital among the Performance Share Comparison Group for that period. The chart included in the discussion of performance share awards in the “Compensation Discussion and Analysis” above sets forth this relationship in more detail. Vested performance shares are paid approximately half in cash and half in stock. No dividends or dividend equivalents are paid on unvested performance shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4) (j)
Joseph D. Rupp	—	—		—	—	—	—	—	75,000	$2,163,750
	—	—		—	—	—	—	—	81,000	$2,336,850
	—	184,000	(1)	—	$23.28	2/10/23	—	—	—	—
	49,500	99,000	(2)	—	$21.92	2/09/22	—	—	—	—
	112,667	56,333	(3)	—	$18.78	2/11/21	—	—	—	—
	266,250	—		—	$15.68	2/04/20	—	—	—	—
	268,750	—		—	$14.28	2/05/19	—	—	—	—
	170,250	—		—	$20.29	2/07/18	—	—	—	—
	179,250	—		—	$16.52	2/12/17	—	—	—	—
	157,000	—		—	$20.68	2/08/16	—	—	—	—
	102,250	—		—	$23.78	2/09/15	—	—	—	—
	76,700	—		—	$18.52	2/11/14	—	—	—	—

John E. Fischer	—	—		—	—	—	—	—	20,000	$577,000
	—	—		—	—	—	—	—	22,000	$634,700
	—	49,000	(1)	—	$23.28	2/10/23	—	—	—	—
	13,500	27,000	(2)	—	$21.92	2/09/22	—	—	—	—
	36,000	18,000	(3)	—	$18.78	2/11/21	—	—	—	—
	45,833	—		—	$15.68	2/04/20	—	—	—	—
	17,667	—		—	$14.28	2/05/19	—	—	—	—
	35,250	—		—	$20.29	2/07/18	—	—	—	—
	42,000	—		—	$20.68	2/08/16	—	—	—	—
	26,575	—		—	$23.78	2/09/15	—	—	—	—

John L. McIntosh	—	—		—	—	—	—	—	19,000	$548,150
	—	—		—	—	—	—	—	20,000	$577,000
	—	47,000	(1)	—	$23.28	2/10/23	—	—	—	—
	12,250	24,500	(2)	—	$21.92	2/09/22	—	—	—	—
	28,000	14,000	(3)	—	$18.78	2/11/21	—	—	—	—
	43,750	—		—	$15.68	2/04/20	—	—	—	—
	8,750	—		—	$14.28	2/05/19	—	—	—	—
	24,000	—		—	$20.29	2/07/18	—	—	—	—
	1,250	—		—	$16.52	2/12/17	—	—	—	—
	30,000	—		—	$20.68	2/08/16	—	—	—	—
	23,000	—		—	$23.78	2/09/15	—	—	—	—

George H. Pain	—	—		—	—	—	—	—	14,000	$403,900
	—	—		—	—	—	—	—	15,000	$432,750
	—	34,000	(1)	—	$23.28	2/10/23	—	—	—	—
	9,250	18,500	(2)	—	$21.92	2/09/22	—	—	—	—
	27,333	13,667	(3)	—	$18.78	2/11/21	—	—	—	—
	33,000	—		—	$20.29	2/07/18	—	—	—	—
	12,667	—		—	$20.68	2/08/16	—	—	—	—

Frank W. Chirumbole	—	—		—	—	—	—	—	10,000	$288,500
	—	—		—	—	—	—	—	8,000	$230,800
	—	24,000	(1)	—	$23.28	2/10/23	—	—	—	—
	4,750	9,500	(2)	—	$21.92	2/09/22	—	—	—	—
	9,333	4,667	(3)	—	$18.78	2/11/21	—	—	—	—
	12,500	—		—	$15.68	2/04/20	—	—	—	—
	12,500	—		—	$14.28	2/05/19	—	—	—	—
	7,500	—		—	$20.29	2/07/18	—	—	—	—
	10,250	—		—	$16.52	2/12/17	—	—	—	—
	11,775	—		—	$20.68	2/08/16	—	—	—	—
	9,200	—		—	$23.78	2/09/15	—	—	—	—

(1)	The options vest in three annual equal installments beginning February 10, 2014.
(2)	The options vest in three annual equal installments beginning February 10, 2013, so the first installment has vested.
(3)	The option vests in three annual equal installments beginning February 11, 2012, so two installments have vested.
(4)	Represents the entire value of all unvested performance shares based on the December 31, 2013 closing price of our common stock of $28.85. Vested shares will be paid approximately half in cash and half in stock.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c) (1)	Number of Shares Acquired on Vesting (#) (d) (2)	Value Realized on Vesting ($) (e) (3)
Joseph D. Rupp	75,000	$624,750	41,500	$951,595
John E. Fischer	5,250	$ 46,935	23,833	$589,451
John L. McIntosh	60,000	$522,350	13,167	$323,401
George H. Pain	51,249	$410,334	21,333	$532,126
Frank W. Chirumbole	9,200	$ 47,472	5,333	$133,025

(1)	The amounts in column (c) above represent the difference between the closing market price of the underlying shares on the exercise date and the option exercise price, multiplied by the number of shares subject to the option exercise. Messrs. Rupp and Fischer retained 75,000 and 5,250, respectively, of the shares issued on exercise, so their actual cash value realized was less than the amount shown above.
(2)	The shares listed in column (d) above represent (i) performance shares paid in the summer of 2013 (vested based on our performance for the three years ended December 31, 2012) under a performance share award made in early 2010 and (ii) shares of restricted stock granted in 2010 and vested in 2013 (including shares delivered in payment of income tax withholding amounts).
(3)	Performance shares are paid approximately half in cash and half in stock. The cash portion of the performance shares payment was based on the fair market value of the shares as of December 31, 2012 ($21.45), and dollar amounts listed in column (e) above for the stock portion of the payment of performance shares are based on the average of the high and low sales prices for our common stock as of August 21, 2013, the date the shares were issued ($22.93). Of the total performance shares included in column (d) above, 25% vested automatically (25% of the target performance share award). The remaining performance shares vested based on our average annual return on capital for the three-year period ended December 31, 2012, compared to that of the Performance Share Comparison Group. We describe our performance share program in more detail in our “Compensation Discussion and Analysis–Elements of Compensation” and in the text following the table entitled “Grants of Plan-Based Awards.”

PENSION BENEFITS

The table below shows the present value of the benefits under each of the pension plans as of December 31, 2013 for each NEO. The present values are calculated using:

•

the executive’s average compensation (salary and annual incentive, and specific inclusions and exclusions that vary by plan) for the three highest years out of the last ten years of employment through December 31, 2007,

•	years of creditable service under each of the plans as of December 31, 2007,

•

age 62, the first age at which unreduced pension benefits are payable under each of the pension plans, for Messrs. Fischer, McIntosh and Chirumbole. For Messrs. Rupp and Pain, who are eligible for unreduced pension benefits, we used their ages on December 31, 2013, and

•

the assumptions we used for financial reporting as of December 31, 2013, including a 4.5% discount rate for the Qualified Plan and a 3.9% discount rate for the Supplemental and Senior Plans and the RP2000 Mortality Table with 13 years of projected mortality improvements.

Please see the note entitled “Pension Plans—Pension Plan Assumptions” in the notes to our audited financial statements included in our 2013 annual report on Form 10-K for a discussion of these assumptions.

Name (a)	Plan Name (b) (1)	Number of Years Credited Service (#) (c) (2)	Present Value of Accumulated Benefit ($) (d) (3)	Payments During Last Fiscal Year ($) (e)
Joseph D. Rupp	Qualified Plan	35.00	$1,384,421	—
	Supplemental Plan	35.00	$8,914,217	—
	Senior Plan	21.50	$—	—

John E. Fischer	Qualified Plan	23.58	$779,288	—
	Supplemental Plan	23.58	$1,415,625	—
	Senior Plan	3.08	$255,167	—

John L. McIntosh	Qualified Plan	30.58	$1,077,543	—
	Supplemental Plan	30.58	$2,013,941	—
	Senior Plan	8.92	$248,052	—

George H. Pain	Qualified Plan	21.75	$810,242	—
	Supplemental Plan	21.75	$1,383,619	—
	Senior Plan	5.75	$552,253	—

Frank W. Chirumbole	Qualified Plan	6.50	$190,298	—
	Supplemental Plan	6.50	$124,718	—
	Senior Plan	N/A	N/A	N/A

(1)	The Qualified Plan is the Olin Corporation Employees Pension Plan, the Supplemental Plan is the Olin Supplementary and Deferral Benefit Pension Plan, and the Senior Plan is the Olin Senior Executive Pension Plan, each of which is described below.
(2)	Benefit accruals were frozen under all of these plans effective December 31, 2007. Employment after that date continues to count toward meeting service and age requirements for vesting and early retirement. Participation in the Senior Plan began when the executive became a Section 16(b) reporting officer and was selected by the committee (prior to the accrual freeze in 2007). The Senior Plan was frozen before Mr. Chirumbole satisfied the eligibility requirements and, therefore he is not eligible to receive a pension benefit under the Senior Plan. Participation in the Qualified Plan generally began when the executive was hired. Participation in the Supplemental Plan generally began when the executive’s compensation first exceeded the limit imposed by the Code on compensation that was includible when determining benefits under qualified plans. All of the NEOs have met the requirements for vesting. Messrs. Rupp and Pain have met the requirements for full retirement and Messrs. Fischer, McIntosh and Chirumbole have met the requirements for early retirement.
(3)	Amounts in this column assume that benefits are paid in the form of an annuity during the executive’s lifetime. As discussed in more detail below, a participant may elect instead to receive benefits over the life of the executive and his or her spouse.

The executive may elect payment of benefits under any of the available payment forms under these plans, including payments for the executive’s life (which we sometimes refer to as a “single life annuity”) or payments continuing after the executive’s death for the life of his or her spouse (which we refer to as a “joint and survivorship benefit”). Under the Qualified Plan and the Supplemental Plan, benefit payments are reduced from the single life annuity based on actuarial calculations if the executive elects a different payment form. The Senior Plan generally provides a 50% joint and survivorship benefit without any actuarial reduction, and also provides the executive with an additional amount equal to the amount of the actuarial reduction of benefits payable from the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit election.

The following chart shows the present value of accrued benefits for each of the NEOs who participate in these plans, assuming (i) the executive elected the 50% joint and survivorship benefit and (ii) for Messrs. Fischer, McIntosh and Chirumbole, that they retired at age 62 (the first age at which unreduced pension benefits are payable under the plans) and for Messrs. Rupp and Pain, that they retired on December 31, 2013 as they are currently eligible for unreduced benefits.

Name	Qualified Plan	Supplemental Plan	Senior Plan
Joseph D. Rupp	$1,426,491	$9,244,063	$922,854
John E. Fischer	$800,025	$1,460,043	$425,581
John L. McIntosh	$1,113,454	$2,094,057	$517,161
George H. Pain	$832,601	$1,428,385	$760,600
Frank W. Chirumbole	$197,003	$129,944	N/A

Freeze of Qualified Plan, Supplemental Plan and Senior Plan

As noted above, benefits accrued by salaried participants in the Qualified Plan, Supplemental Plan and Senior Plan were “frozen” effective December 31, 2007. Participants accrued benefits until December 31, 2007 based on applicable years of service and eligible compensation through that date. Service after December 31, 2007 will count toward meeting the eligibility requirements for commencing a pension benefit (including vesting and early retirement) under these plans, but not toward the calculation of the pension benefit amount. Compensation earned after 2007 will similarly not count toward the determination of the pension benefit amounts under these plans.

Qualified Plan

As part of our benefits program and to contribute to employees’ financial security in retirement, we offered defined benefit retirement benefits to salaried employees hired before January 1, 2005 through our Qualified Plan. Benefits under the Qualified Plan are calculated based on the average cash compensation (salary and annual incentive) for the highest three years out of the last ten years the individual is employed by Olin, through December 31, 2007. The law requires that in determining eligible compensation, the Qualified Plan ignore compensation in excess of a legally-imposed cap (which for 2007, the last year of benefit accruals, was $225,000). An employee’s benefit is generally 1.5% of his or her average compensation during the relevant period multiplied by the number of years of service, less a percentage of his or her primary Social Security benefit based on years of service (not to exceed 50% of such Social Security benefit). Participants who are at least age 55 with at least 10 years of service when they leave Olin may elect to receive a benefit immediately that is reduced by 4% for each year the participant is younger than age 62 at the time benefit payments begin. Participants who leave Olin before age 55 (with 10 or more years of service) may elect to receive an actuarially reduced benefit with payments beginning at age 55 or later. Participants who leave Olin before age 65 with at least 5 years of service (but less than 10 years of service) receive a vested retirement benefit beginning the month after their 65th birthday. Benefits from the Qualified Plan generally are paid as an annuity with the form of payment (e.g. joint and survivorship benefit, guaranteed period, etc.) selected by the participant, subject to any applicable actuarial reductions.

In lieu of benefits that had been provided under the Qualified Plan, at the time participation was frozen, the CEOP was amended to add a Defined Contribution Retirement Account to help ensure that our benefits program would remain competitive. Depending on the participant’s age, we contribute 5% or 7.5% of eligible compensation to that Defined Contribution Retirement Account.

Supplemental Plan

The Supplemental Plan is an unfunded, nonqualified deferred compensation plan for management employees at specified compensation levels. The Code imposes limits on pension benefits payable from the Qualified Plan. Our Supplemental Plan restores these benefits to affected employees and provides benefits on certain compensation that has been excluded from eligible compensation under the Qualified Plan. The formula used to calculate pension benefits under the Supplemental Plan is the same as under the Qualified Plan, without the Code limitations on benefits and eligible compensation, reduced for the amount payable under the Qualified Plan. Early retirement benefits are payable at the later of termination or age 55 if a participant has at least 10 years of service. Such early retirement benefits use the same reduction factors as the Qualified Plan.

Senior Plan

The Senior Plan is an unfunded, nonqualified deferred compensation plan for select management employees. An employee who was a Section 16(b) reporting officer, and was selected by the committee prior to the date of the freeze, participates in the Senior Plan. Under the Senior Plan, pension benefits are based on average eligible compensation for the three highest years out of the last ten that he or she is employed by Olin through December 31, 2007. Compensation is not subject to the Code and other limitations that apply under the Qualified Plan. Benefits generally equal 3% of the executive’s average compensation multiplied by the number of years of participation in the Senior Plan, plus 1.5% of the executive’s average compensation for years of service in the Qualified Plan and Supplemental Plan less years of service in the Senior Plan, reduced by the pension benefits accrued under the Qualified Plan and the Supplemental Plan. Benefits are further reduced by 50% of the employee’s primary Social Security benefit.

Early retirement benefits are payable on an immediate basis to a participant whose employment terminates at age 55 or later, regardless of years of service, but are reduced by 4% per year for each year they begin before age 62. The maximum benefit payable from the Senior Plan is 50% of the employee’s average compensation reduced by amounts payable from the Qualified and Supplemental Plans, 50% of the employee’s primary Social Security benefit, and certain other adjustments set forth in the plan documents, if applicable. The Senior Plan provides a joint and survivorship benefit to an executive’s surviving spouse generally equal to 50% of the executive’s benefits from the Senior Plan. In addition, the Senior Plan pension benefits are increased by the amount of the actuarial reduction to benefits under the Qualified and Supplemental Plans if the executive elects the 50% joint and survivorship option under those plans.

The executive may elect any of the forms of payment available under the Senior Plan and Supplemental Plan, including a lump sum payment or the annuity form of payment.

If a participant in the Senior Plan and Supplemental Plan is a specified employee as defined in Code Section 409A, benefits payable upon termination of employment may not be paid in the first six months after retirement, but the first six months of benefits will be paid in a lump sum as soon as practicable thereafter.

Health Insurance and Death Benefits

In general, salaried employees who retire at age 55 or later with at least 10 years of service may elect to continue to be covered under our health plan until age 65 by paying at least the same premium as active salaried employees. When the average per capita cost for our health plan exceeds $10,000, as it did in 2007, the retiree also must pay the amount by which our average per capita cost for the health plan exceeds $10,000. On the first day of the month in which they become 65, salaried retirees who retired after age 55 with 10 or more years of service are eligible for a Medicare supplemental health care plan. We contribute $20 per covered person per month toward the cost of that plan, but make no contributions if a retiree chooses to participate in another plan. Olin made the decision to discontinue providing retiree health insurance benefits for salaried employees hired after November 23, 2009.

In general, salaried employees who retire from Olin under the Qualified Plan at age 55 or later with at least 10 years of service are eligible for a $5,000 death benefit from the Qualified Plan. In addition, full-time employees with job responsibilities at a specified level (based on Hay Points) may retain a percentage of their life insurance coverage when they retire, based on age at retirement, with Olin paying the premiums.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to our Supplemental CEOP for each of our NEOs for 2013:

Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Joseph D. Rupp	$47,250	$155,475	$687,850	$0	$2,579,784
John E. Fischer	$15,050	$ 50,335	$26,039	$0	$397,460
John L. McIntosh	$11,700	$ 46,913	$141,317	$0	$543,140
George H. Pain	$11,900	$ 39,353	$187,478	$0	$729,541
Frank W. Chirumbole	$ 4,980	$ 23,444	$10,286	$0	$119,434

(1)	Amounts in this column are included in the executives’ salaries listed in column (c) of the Summary Compensation Table.
(2)	Amounts in this column are included in the amounts listed in column (i) of the Summary Compensation Table and represent company matching contributions and company contributions to the participants’ Supplemental CEOP Defined Contribution Retirement Accounts.

In addition to our CEOP, discussed above under the heading “Compensation Discussion and Analysis—Elements of Compensation—Retirement Benefits,” our Supplemental CEOP provides deferral and company matching opportunities to employees eligible to participate in the CEOP whose contributions to the CEOP are limited under the Code because their base pay exceeds the Code’s compensation limit ($255,000 for 2013). These employees can make pre-tax contributions to the Supplemental CEOP after their eligible compensation reaches the Code limit. For these purposes, eligible compensation generally includes base compensation but excludes incentive compensation. Employees who contribute to the Supplemental CEOP receive matching contribution credits from Olin at the same level Olin matches CEOP contributions. In addition, in connection with the pension plan freeze, Olin provides the same retirement contribution credits to the Supplemental CEOP as under the CEOP (5% or 7.5%, depending on the employee’s age) on the amount of the excess eligible compensation. For these purposes, eligible compensation generally includes base compensation and short-term incentive compensation but excludes long-term incentive compensation.

Employees elect to have their contributions to the Supplemental CEOP invested in phantom shares of Olin common stock or phantom units in an interest bearing fund. Dividends are credited to the phantom stock account based on the dividend rate paid on shares of our common stock. Interest is credited to the phantom interest bearing fund at a rate determined quarterly equal to (i) the Federal Reserve A1/P1 Composite rate for 90-day commercial paper at the end of the last quarter plus 10 basis points, or (ii) such other rate as our board or compensation committee (or any delegate thereof) selects in advance from time to time.

Distributions are paid in cash, in a lump sum or in annual installments for up to 15 years after retirement, at the employee’s election. Our phantom shares of common stock are valued at the average daily closing prices of our common stock on the NYSE for the month before the distribution. Distributions from the interest bearing fund equal the dollar value of the participant’s account (principal and interest). If a participant in the Supplemental CEOP is a specified employee as defined in Code Section 409A, benefit payments payable upon termination of employment may not be paid in the first six months after retirement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Certain agreements with our NEOs provide compensation in the event of a termination of employment or a change in control of Olin. The tables below show estimated compensation payable to each NEO upon various triggering events (assuming the event occurred on December 31, 2013). Actual amounts can only be determined upon the triggering event.

Joseph D. Rupp (1)	Quit / Early Retirement (2)	Normal Retirement (2)	Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	$—	$—	$1,930,000	$—	$2,580,384
Equity Awards(7)	$16,235,482	$16,235,482	$16,235,482	$—	$15,665,550
Acceleration of Unvested Equity Awards(8)	$—	$—	$—	$—	$6,778,823
Benefits and Perquisites:(9)
Senior Plan(10)	$913,509	$913,509	$913,509	$—	$1,161,723
Supplemental Plan(10)	$9,150,457	$9,150,457	$9,150,457	$9,150,457	$11,636,776
Qualified Plan(10)	$1,426,491	$1,426,491	$1,426,491	$1,426,491	$1,426,491
Supplemental CEOP	$2,579,784	$2,579,784	$2,724,534	$2,579,784	$2,772,784
Life Insurance Premiums	$—	$—	$52,521	$—	$70,028
Outplacement Services	$—	$—	$25,000	$—	$25,000
Tax Gross-Up	$—	$—	$—	$—	$4,340,226

TOTAL:	$30,305,723	$ 30,305,723	$32,457,994	$13,156,732	$46,457,785

John E. Fischer (1)	Quit / Early Retirement (2)	Normal Retirement (2)	Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	$—	N/A	$815,004	$—	$2,445,012
Equity Awards(7)	$2,394,897	N/A	$2,394,897	$—	$2,240,981
Acceleration of Unvested Equity Awards(8)	$—	N/A	$—	$—	$1,853,000
Benefits and Perquisites:(9)
Senior Plan(10)	$403,080	N/A	$403,080	$—	$512,645
Supplemental Plan(10)	$1,540,336	N/A	$1,540,336	$1,540,336	$1,959,031
Qualified Plan(10)	$865,892	N/A	$865,892	$865,892	$865,892
Supplemental CEOP	$397,460	N/A	$458,585	$397,460	$580,836
Life Insurance Premiums	$—	N/A	$19,899	$—	$59,697
Outplacement Services	$—	N/A	$25,000	$—	$25,000
Tax Gross-Up	$—	N/A	$—	$—	$1,910,911

TOTAL:	$5,601,665	N/A	$6,522,693	$2,803,688	$12,453,005

John L. McIntosh (1)	Quit / Early Retirement (2)	Normal Retirement (2)	Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	$—	N/A	$775,000	$—	$2,325,000
Equity Awards(7)	$1,903,163	N/A	$1,903,163	$—	$1,761,293
Acceleration of Unvested Equity Awards(8)	$—	N/A	$—	$—	$1,697,705
Benefits and Perquisites:(9)
Senior Plan(10)	$911,925	N/A	$911,925	$—	$1,128,832
Supplemental Plan(10)	$2,174,694	N/A	$2,174,694	$2,174,694	$2,691,960
Qualified Plan(10)	$1,180,936	N/A	$1,180,936	$1,180,936	$1,180,936
Supplemental CEOP	$543,140	N/A	$601,265	$543,140	$717,515
Life Insurance Premiums	$—	N/A	$16,830	$—	$50,490
Outplacement Services	$—	N/A	$25,000	$—	$25,000
Tax Gross-Up	$—	N/A	$—	$—	$2,140,365

TOTAL:	$6,713,858	N/A	$7,588,813	$3,898,770	$13,719,096

George H. Pain (1)	Quit / Early Retirement (2)	Normal Retirement (2)	Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	$—	$—	$685,327	$—	$1,289,916
Equity Awards(7)	$939,284	$939,284	$939,284	$—	$833,477
Acceleration of Unvested Equity Awards(8)	$—	$—	$—	$—	$1,291,862
Benefits and Perquisites:(9)
Senior Plan(10)	$753,027	$753,027	$753,027	$—	$958,957
Supplemental Plan(10)	$1,414,163	$1,414,163	$1,414,163	$1,414,163	$1,800,893
Qualified Plan(10)	$832,601	$832,601	$832,601	$832,601	$832,601
Supplemental CEOP	$729,541	$729,541	$780,941	$729,541	$823,773
Life Insurance Premiums	$—	$—	$18,684	$—	$34,254
Outplacement Services	$—	$—	$25,000	$—	$25,000
Tax Gross-Up	$—	$—	$—	$—	$—

TOTAL:	$4,668,616	$4,668,616	$5,449,027	$2,976,305	$7,890,733

Frank W. Chirumbole (1)	Quit / Early Retirement (2)	Normal Retirement (2)	Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	$—	N/A	$192,711	$—	$531,000
Equity Awards(7)	$905,631	N/A	$905,631	$—	$843,170
Acceleration of Unvested Equity Awards(8)	$—	N/A	$—	$—	$765,812
Benefits and Perquisites:(9)
Senior Plan(10)	$—	N/A	$—	$—	$—
Supplemental Plan(10)	$138,742	N/A	$138,742	$138,742	$175,503
Qualified Plan(10)	$221,913	N/A	$221,913	$221,913	$221,913
Supplemental CEOP	$119,434	N/A	$133,887	$119,434	$159,259
Life Insurance Premiums	$—	N/A	$10,820	$—	$32,460
Outplacement Services	$—	N/A	$25,000	$—	$25,000
Tax Gross-Up	$—	N/A	$—	$—	$—

TOTAL:	$1,385,720	N/A	$1,628,704	$480,089	$2,754,117

1.	Amounts in the tables assume an annual base salary at the level in effect on December 31, 2013.
2.	Messrs. Rupp and Pain are eligible for normal retirement (age 62), so amounts in both the “Quit/Early Retirement” and in the “Normal Retirement” columns represent amounts they would receive upon full retirement. Although Messrs. Fischer, McIntosh and Chirumbole are not yet eligible for normal retirement, they are eligible for early retirement, and amounts in the “Quit/Early Retirement” column reflect amounts they would receive upon early retirement.
3.	An executive whose employment is terminated without cause is eligible to receive a contribution to the Supplemental CEOP Defined Contribution Retirement Account based on the amount of severance received. An executive whose employment terminates in connection with the sale of a business unit generally receives the benefits in this column, except that the executive’s stock options may be exercised for two years beyond the date of termination (rather than one year), unless the employee is eligible for retirement in which case the executive’s stock options would be exercisable through the term of the option.
4.	Olin may terminate an executive for “cause” if the executive (i) willfully fails to perform his or her duties; (ii) engages in gross misconduct that significantly injures Olin financially; (iii) willfully breaches Olin’s Code of Conduct; or (iv) commits a felony or fraud in the course of his or her employment.
5.

Benefits listed for the Senior Plan and Supplemental Plan (collectively, the “defined benefit plans”) and the Supplemental CEOP would be payable immediately upon a change in control (as defined under these plans). Because the NEOs are specified employees as defined in Code Section 409A, however, benefits may not be paid in the first six months after retirement, but will be paid in a lump sum as soon as practicable thereafter. The benefits reported represent the present value of the benefits under the defined benefit plans on December 31, 2013 and the market value of the phantom investments in the Supplemental CEOP account, plus a contribution to the Defined Contribution Retirement Account based on the amount of severance received. Under equity plans and severance agreements in effect at the end of December 2013, (a) all restricted stock and performance share awards would have vested and been paid upon a change in control (as defined for these awards), and (b) all options and stock appreciation rights would have vested immediately. The relevant agreements and plans were changed in January 2014 to require both a change in control and termination of employment for accelerated vesting of equity awards (other than performance shares), as described in more detail below. Under the agreements in effect at December 31, 2013, all other amounts would be paid only if the executive is terminated or constructively terminated upon or within three years after a change in control. Constructive termination occurs when the executive terminates his or her employment (after appropriate notice and an opportunity to cure)

because (i) Olin requires the executive to relocate by more than fifty miles; (ii) Olin reduces or fails to increase the executive’s base salary on a basis consistent with the salary system for executive officers in place before the change in control; (iii) Olin fails to maintain executive’s incentive compensation plans or health, welfare and retirement plans on substantially the same basis as in effect prior to the change in control; or (iv) the executive is assigned duties inconsistent with the executive’s position prior to the change in control or Olin takes actions that result in a diminution of the executive’s responsibilities.

6.	For all NEOs other than Mr. Chirumbole, severance payments for a termination without cause equal base salary plus a percentage (calculated as the executive’s target bonus for the prior fiscal year divided by the executive’s salary in effect at termination) of base salary. Under our standard severance policy, Mr. Chirumbole would have received severance upon termination without cause, with a maximum benefit of $192,711. Under the agreements in effect at the end of 2013, in the event of a change in control, (a) Messrs. Fischer and McIntosh would have received severance payments equal to three times the executive’s base salary plus the higher of his target incentive award under the SMICP or his average SMICP payment during the past three years, (b) Messrs. Rupp and Pain would have received a pro-rated portion of this payment, based on the remaining number of days until they attain age 65 divided by 1,095 days (3 years), and (c) Mr. Chirumbole would have received one year of base salary plus the greater of his last year’s bonus or his target bonus. The change in control agreements as revised in January of 2014, and the executive severance agreements currently in effect, are described below under the heading “Executive Severance and Change in Control Agreements.”
7.	We have assumed payouts at the level of 25% of the target unvested performance shares and performance shares vested at December 31, 2013, but not yet paid. Under the performance share program, an executive whose employment terminates as the result of disability or retirement receives a pro rata share of unvested performance share awards (based on actual Olin performance for the full performance period and the number of months worked in the performance cycle) payable in cash at the time it would otherwise be payable. In the event of an executive’s death before performance shares have vested, his estate receives a pro rata share of his target award in cash. An executive whose employment terminates for cause or without our consent does not receive any unvested performance awards. All unvested performance shares vest on a change in control and are paid in cash. The committee determines the amount, if any, of unvested performance awards to be paid and the form of payment (cash or stock or a combination) for an executive whose employment terminates for any other reason. Upon the executive’s death, all unvested options vest automatically and his or her estate or heirs could exercise those options within the term of the option.
8.	Represents cash payout for automatic vesting of unvested restricted stock, stock options and performance shares on change in control, under agreements and plans in effect on December 31, 2013.
9.	Unused vacation for the current year is paid to all salaried employees and is therefore not included in this table. Medical benefits are provided to all salaried employees hired prior to November 23, 2009, who are eligible for early retirement. Messrs. Rupp and Pain are eligible for full retirement and the other NEOs are currently eligible for early retirement, and so no amount is reported for medical benefits.
10.	An executive may elect payment of benefits in any of the available payment forms under the defined benefit plans. Under the Qualified Plan and the Supplemental Plan, benefit payments are reduced on an actuarial basis, if the executive elects a form of payment other than a lifetime annuity. The Senior Plan provides a 50% joint and survivorship benefit without an actuarial reduction. In addition, pension benefits paid from the Senior Plan are increased by the amount of the actuarial reduction for a 50% joint and survivorship benefit under the Qualified Plan and the Supplemental Plan. The value of the 50% joint and survivorship benefit is reflected in the lump sum pension benefits in the table above with respect to the Senior Plan. The Qualified Plan and Supplemental Plan benefits above assume payment in the form of a joint and survivorship benefit. The executive may also elect to receive benefits from the Senior Plan and the Supplemental Plan in the form of a lump sum. Any payment payable upon termination of employment is paid six months after termination of employment to comply with Code limitations. The value of these benefits is determined using a discount rate that is equal to the rate for a zero coupon Treasury strip, with a maturity that approximates the executive’s life expectancy, determined approximately at the time the lump sum is due to be paid and the RP2000 Mortality Table with 13 years of projected mortality improvements. Except with respect to a change in control, the benefits reported for the Senior Plan and Supplemental Plan are based on these assumptions and also include six months of payments in recognition of the deferral of the commencement of benefits required by Code Section 409A.

In the event of a change in control (as defined under the Senior Plan and the Supplemental Plan), each executive participating in the relevant plan receives a cash payment in an amount equal to the cost to purchase an annuity that pays benefits to the executive in an amount such that the annuity payments (together with the monthly payment to the executive from the Qualified Plan) provide the executive with the monthly after-tax benefit he or she would have received under the plans. The amounts in the table represent this lump sum cash payment.

The benefit amounts reported in each of the columns above assume a 50% joint and survivorship benefit and use the discount rate applicable for the situation described and the RP2000 Mortality Table with 13 years of projected mortality improvements. If the participating executive instead elects annual payments for his or her lifetime, he or she would receive an annual amount from each of the defined benefit pension plans as follows:

Annual Payments Assuming Election for Life of Executive

	Quit / Early Retirement	Normal Retirement*	Termination by Olin Without Cause	Termination by Olin For Cause	Change in Control
Joseph D. Rupp
Qualified Plan	$110,172	$110,172	$110,172	$110,172	$110,172
Supplemental Plan	$672,336	$672,336	$672,336	$672,336	$672,336
Senior Plan	$0	$0	$0	$0	$0

John E. Fischer
Qualified Plan	$59,941	$69,429	$59,941	$59,941	$59,941
Supplemental Plan	$100,439	$116,339	$100,439	$100,439	$100,439
Senior Plan	$16,131	$20,652	$16,131	$0	$16,131

John L. McIntosh
Qualified Plan	$82,492	$90,984	$82,492	$82,492	$82,492
Supplemental Plan	$143,816	$158,620	$143,816	$143,816	$143,816
Senior Plan	$43,154	$19,858	$43,154	$0	$43,154

George H. Pain
Qualified Plan	$63,600	$63,600	$63,600	$63,600	$63,600
Supplemental Plan	$102,852	$102,852	$102,852	$102,852	$102,852
Senior Plan	$41,292	$41,292	$41,292	$0	$41,292

Frank W. Chirumbole
Qualified Plan	$14,348	$19,047	$14,348	$14,348	$14,348
Supplemental Plan	$8,582	$11,388	$8,582	$8,582	$8,582
Senior Plan	N/A	N/A	N/A	N/A	N/A

*	Messrs. Rupp and Pain are currently eligible for normal retirement (age 62) at this time, so the amounts in this column represent the amounts they would have received had they retired on December 31, 2013. The other NEOs are not eligible for normal retirement.

Payments Upon Death or Disability

Upon the death of a former executive, unless the executive elects to receive the cash value of his or her life insurance at retirement, his or her estate receives life insurance benefits provided the former executive was at least age 55 when employment terminated. The amount of life insurance is based on the executive’s age and base salary at the time of termination of employment. Set forth below are the amounts of life insurance coverage for each of the NEOs as of December 31, 2013:

NEO	Life Insurance Amount
Joseph D. Rupp	$420,000
John E. Fischer	$100,000
John L. McIntosh	$120,000
George H. Pain	$180,000
Frank W. Chirumbole	$20,000

An executive whose employment terminates in connection with a disability would receive disability benefits equal to 60% of base salary until the executive is no longer disabled, reaches age 65 (if the disability occurs after age 61, the maximum benefit duration will range from 6 to 48 months depending on the executive’s age), or elects to take early retirement benefits. At that time, the executive would receive the applicable retirement benefits described above. Messrs. Rupp, Pain, McIntosh and Chirumbole have elected to pay additional premiums to increase their disability coverage to 75% of base salary. Mr. Fischer has elected the 60% level of coverage.

Executive Severance and Executive Change in Control Agreements

2014 Changes in Agreements and Plans.    As of December 31, 2013, we had executive change in control agreements (CIC agreements) with all of the NEOs other than Mr. Chirumbole. We also had an agreement with Mr. Chirumbole providing for payments upon a qualifying termination after a change in control, at a lower level than those provided under the CIC agreement. All of the information in the table above entitled “Potential Payments Upon Termination or Change in Control” reflects the provisions of the CIC agreements, severance agreements and equity plans in effect as of the end of 2013.

Those CIC agreements expired on January 26, 2014, and Mr. Chirumbole’s agreement was terminated in connection with his new CIC agreement. All of the NEOs and five other executive officers received new CIC agreements. Those new CIC agreements:

•

require a double trigger (change in control and termination or constructive termination) for early vesting of stock options, restricted stock and stock appreciation rights, unless the acquirer fails to assume or replace those awards;

•

eliminate the income tax gross-up for golden parachute excise taxes, substituting a “best net after-tax” payment approach that reduces payments and benefits to the executive if the reduction would result in the executive receiving higher payments and benefits on a net after-tax basis;

•	condition receipt of severance and other termination benefits on a release of claims by the executive; and

•	contain restrictive covenants.

Other provisions of the new CIC agreements are similar to those in the CIC agreements in place at the end of 2013, and are described below under the heading “New CIC Agreements.”

In January of 2014, we also amended the provisions of our equity plans to (i) require a double trigger for early vesting of all equity awards (other than performance shares), (ii) eliminate income tax gross-ups and (iii) conform the definition of change in control to the definition in the new CIC agreements.

We also have agreements with 11 non-NEO executives which provide lower benefits (one year’s salary and bonus) upon a change in control. We have given notice that these agreements will not be renewed when they expire in January of 2016.

New CIC Agreements.    The new CIC agreements extend for a three-year period ending on January 26, 2017, but renew annually for an additional year unless we provide notice that the term will not be extended. The new CIC agreements contain an extensive definition of “change in control,” but generally a change in control occurs if:

(1)	a person or entity acquires control of 20% or more of our common stock unless (a) the acquiring party is Olin, our subsidiaries or our benefit plans, an underwriter holding the shares temporarily for an offering, the executive who is a party to the CIC agreement (or part of a group that is party to the agreement) or an entity that the executive controls, (b) the percentage increase occurs solely because the total number of shares outstanding is reduced by Olin buying its stock back, (c) the acquisition is directly from Olin, or (d) the acquisition is pursuant to a merger or sale of Olin’s asset that does not qualify as a change in control under item (3) below;

(2)	a majority of our board members change (other than new members elected or nominated by at least 2/3 of the then-current board, absent a proxy contest or similar dispute);

(3)	we (or any of our subsidiaries) sell all or substantially all assets, or merge or engage in a similar transaction, unless our shareholders own a majority of the voting interest of Olin or the new company (in approximately the current ratios) after the transaction, and neither of the events in items (1) and (2) above has occurred for Olin or the new entity; or

(4)	our shareholders approve a plan of complete liquidation or dissolution of Olin.

If, during the three years after a change in control (or in anticipation of a change in control) the executive’s employment is terminated without cause or for good reason, as defined in the new CIC agreements, the executive will receive:

•

a cash severance payment of three times (two times, in the case of Mr. Chirumbole), (i) the executive’s base salary plus (ii) the higher of the average annual SMICP payment received by the executive for the last three calendar years or the executive’s target SMICP bonus for the year of termination, with such payment pro rated based on the remaining number of days until age 65, in the case of any executive who has attained age 62 (63, in the case of Mr. Chirumbole);

•

36 months (24 months in the case of Mr. Chirumbole) of retirement plan contributions under our defined contribution plans, based on the executive’s severance payment, pro rated based on the remaining number of days until age 65, in the case of any executive who has attained age 62 (63, in the case of Mr. Chirumbole);

•

36 months of coverage (24 months in the case of Mr. Chirumbole), pro rated for any executive who has attained age 62 (63, in the case of Mr. Chirumbole) under our medical, dental and life insurance plans, followed by coverage pursuant to COBRA (and, if eligibility requirements are met, participation in our post-retirement medical and dental plans until age 65 on the same basis as similarly situated employees of Olin);

•	if termination of employment occurs after the first calendar quarter of any year, the executive’s pro-rated target bonus for the year of termination; and

•	12 months of outplacement services.

To receive these benefits, (other than continued coverage under medical, dental and life insurance plans) the executive must execute a waiver and release of claims against Olin and its affiliates within a specified period after termination of employment. In addition, if employment is terminated without cause or for good reason during the three-year period after a change in control, the executive would be subject to restrictive covenants that prohibit (i) solicitation and hiring of our employees and (ii) disclosure of certain information relating to our customers, for one year after termination. The executive would also be prohibited from disparaging us or our business, and, regardless of the circumstances of termination, would be prohibited from disclosing our trade secrets and other confidential information.

Performance shares vest automatically upon a change in control with or without a termination of employment, and are paid at target levels, in accordance with the applicable plan and award documents. If the other equity awards (options, restricted stock and stock appreciation rights) are not assumed by the acquirer or replaced with comparable benefits, these equity awards also vest upon the change in control, without termination of employment. The provisions of our equity plans with respect to vesting of equity awards mirror these provisions of the new CIC agreements.

The executive’s receipt of severance and other termination payments is subject to the executive’s delivery of a general release of claims. The CIC agreements include non-solicitation, confidentiality and non-disparagement provisions. The CIC agreements also provide that if any payments made to the executive would subject the executive to the excise tax under Section 4999 of the Code, payments under the CIC agreements will be the amount that produces the greatest after-tax benefit to the executive, taking into account any such excise tax.

We currently have another form of change in control agreements with 11 non-NEO executives. These agreements provide for lesser benefits (one year’s salary and bonus) upon a change in control. We have given notice that these agreements will not be renewed when they expire in January of 2016.

Executive Agreements.    In addition to the CIC agreements, each NEO (other than Mr. Chriumbole) and two other executives currently have executive severance agreements (executive agreements). These agreements extend until January 26, 2015, and by their terms renew annually for an additional year unless we provide notice that the term will not be extended.

Under these agreements if the executive’s employment is terminated (in a non change in control event) by Olin without cause, the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)	cash installment payments (which we refer to as the executive severance amount) equal to (a) twelve months salary plus (b) a percentage (calculated as the executive’s target bonus for the prior year divided by the executive’s salary in effect at termination) of base salary;

(2)	twelve months of retirement contributions to all Olin defined contribution plans based on the amount of the cash installment payments (the executive will be treated as if he or she had remained employed for service purposes for twelve months after the termination);

(3)	twelve months of medical, dental and life insurance coverage for the executive and dependents; and

(4)	the same outplacement services and pro rated annual incentive compensation award provided under the CIC agreement.

The executive must sign a waiver and general release of claims and agree to one-year noncompetition and non-solicitation covenants to receive any severance payments and other benefits.

If, in connection with the sale or transfer of an Olin business or assets to a third party or to a joint venture, the executive becomes an employee of the buyer or joint venture, the executive agreement continues to apply to any termination from the new employment for twelve months. Payments by Olin are reduced for any cash severance or similar benefits from such buyer or joint venture.

Treatment of Equity Awards Under Plans

Retirement.    When an employee retires:

•	vested stock options may be exercised for the remaining option term;

•	vested but unpaid performance shares will be paid as specified in the performance share program; and

•	the retired employee receives a pro rata payout in cash of any unvested performance share award at such time it would otherwise be paid.

The committee has discretion to waive vesting periods for restricted stock and restricted stock units.

Change in Control.    As noted above, under our various equity plans in effect on December 31, 2013, on a change in control, all equity awards vested. These plans were amended on January 24, 2014 to provide that options, restricted stock/restricted stock units and stock appreciation rights vest upon a change in control (as defined in the CIC agreements) only if there is also a termination of employment or constructive termination, or the acquiring company fails to assume these awards or substitute equivalent awards. Outstanding performance shares vest and are paid upon a change in control. The amended plans also eliminated the income tax gross-up provisions.

Pension Plans

Qualified Plan.    The Qualified Plan provides that if, within three years after a change in control (as defined in the Qualified Plan), any corporate action is taken or filing made in contemplation of events such as a plan termination or merger or other transfer of assets or liabilities of the plan, and such event later takes place, plan benefits automatically increase to absorb any surplus plan assets. Under the Qualified Plan, a change in control occurs if:

(1)	a person or entity acquires control of 20% or more of our common stock;

(2)	a majority of our board members change in a two-year period (other than new members nominated by at least 2/3 of the then-current board);

(3)	all or substantially all of our business is sold through a merger or other transaction unless Olin is the surviving corporation or our shareholders own a majority of the voting interest of the new company; or

(4)	our shareholders approve a sale of all or substantially all of our assets or the dissolution of Olin.

Supplemental Plan and Senior Plan.    In the event of a change in control (defined in a manner compliant with Code Section 409A), we will pay a cash amount sufficient to purchase an annuity that provides the monthly after tax benefit the employee would have received under the Supplemental Plan and the Senior Plan. Those payments would be based on benefits accrued as of the change in control. Benefits were frozen at the end of 2007, although continued employment counts toward years of service for vesting and early retirement eligibility.

DIRECTOR COMPENSATION

In 2013, our compensation package for non-employee directors consisted of:

•

an annual retainer of $50,000 ($60,000 for 2014), of which at least $25,000 ($30,000 for 2014) must be taken in shares of common stock, with valuation based on the average high and low sale prices on May 9, 2013;

•

phantom stock units with an aggregate fair market value equal to $75,000, (based upon the average high and low sale prices on May 9, 2013), rounded to the nearest 100 shares which are credited to a deferred account and not paid out until the director leaves the board;

•	a fee of $2,500 per board meeting and committee meeting attended, or $1,250 for in-person board or committee meeting attended telephonically;

•	a $25,000 annual fee for the Lead Director and an additional $2,500 for each meeting he attends with management to prepare for board/committee meetings;

•	a $10,000 annual fee for the chair of each of the compensation and directors and corporate governance committees, and a $15,000 annual fee for the audit committee chair;

•	reimbursement for expenses incurred in the performance of their duties as directors;

•

participation in a charitable gift program, where we make a 50% matching contribution (up to $5,000 per year) for the director’s gifts to charities that meet the requirements of Section 501(c)(3) of the Code; and

•	director liability insurance, personal excess liability coverage of $5 million per director, and coverage under our business travel accident insurance policy while on Olin business.

The table below shows all cash and stock retainers, meeting fees and other compensation we paid to each of our non-employee directors during 2013. Each of the directors listed below served for the entire year.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (1) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (2) ($) (g)	Total ($) (h)
Gray G. Benoist	$72,500	$99,864	N/A	N/A	N/A	$26,227	$198,591

Donald W. Bogus	$0	$174,932	N/A	N/A	N/A	$30,561	$205,493

C. Robert Bunch	$0	$174,932	N/A	N/A	N/A	$54,375	$229,307

Randall W. Larrimore	$100,000	$99,864	N/A	N/A	N/A	$52,179	$252,043

John M. B. O’Connor	$72,500	$99,864	N/A	N/A	N/A	$31,164	$203,528

Richard M. Rompala	$150,000	$99,864	N/A	N/A	N/A	$94,964	$344,828

Philip J. Schulz	$62,500	$124,878	N/A	N/A	N/A	$36,178	$223,556

Vincent J. Smith	$75,000	$99,864	N/A	N/A	N/A	$15,487	$190,351

(1)	This column represents the grant date fair value of 2013 stock awards to directors calculated in accordance with ASC Topic 718. These stock awards are deferred as stock units. A director can elect to defer additional portions of his or her compensation in stock units as well. The following table lists the phantom stock units held by each director in his or her deferred stock account at December 31, 2013 (payable upon the director’s retirement from our board, or a later date selected by the director, in cash or stock at the director’s election):

Name	Total Deferred Stock Account Balance (in Shares)*
Gray G. Benoist	28,111
Donald W. Bogus	37,610
C. Robert Bunch	64,253
Randall W. Larrimore	63,249
John M. B. O’Connor	39,731
Richard M. Rompala	115,750
Philip J. Schulz	40,536
Vincent J. Smith	20,134

*	Total includes stock awards of the type listed in column (c) above, additional amounts a director elects to defer in stock units and dividend equivalents on stock units held in the deferred stock account.

(2)	Consists of (i) amounts we contributed to charity on behalf of directors under our matching charitable gifts program available to all employees, and (ii) the fair value of “dividend equivalents” paid to directors in 2013 on all Olin deferred stock units amounts, determined under ASC Topic 718, as follows:

Name	Dividend Equivalents Paid on Deferred Stock Units
Gray G. Benoist	$21,227
Donald W. Bogus	$28,061
C. Robert Bunch	$49,375
Randall W. Larrimore	$49,979
John M. B. O’Connor	$31,164
Richard M. Rompala	$89,964
Philip J. Schulz	$31,178
Vincent J. Smith	$15,487

Differences in the amounts shown above among board members for dividend equivalents reflect the number of shares held as deferred stock units. Messrs. Benoist, Rompala and Schulz elected to receive their dividend equivalents in the form of additional deferred stock units, while the other directors elected to receive the dividend equivalent payments in cash (current or deferred). Does not include perquisites and other personal benefits which did not exceed, in the aggregate, $10,000 for any director.

The board of directors determines the total amounts of the annual retainer, meeting, lead director and board/committee chair fees, based on recommendations from the committee and input from Exequity. All stock-based compensation for our directors is governed by our Amended and Restated 1997 Stock Plan for Non-employee Directors, which we refer to as our “Directors Plan.” The annual stock grant, retainer stock grant and cash retainer are paid for the 12-month period running from May 1 to April 30, with payments made on the second Thursday in May, after Olin’s annual shareholder meeting in April.

Under the Directors Plan, directors may choose to receive common stock instead of cash for any portion of their compensation. Directors may also elect to defer payments (cash or stock). We credit their deferred accounts with quarterly interest (on the cash portion) and with dividend equivalents (on the phantom stock portion). Phantom stock units are paid out in shares of our common stock or, at the director’s election, in cash. We also pay the balance of any deferred account to the director if there is a change in control—generally if:

•	a person or group acquires 40% or more of our assets, 30% or more of our stock, or a majority of the market value or voting power of our stock, or

•	a majority of our board members are not endorsed by the directors in office at the time of election.

We have stock ownership guidelines for our non-employee directors where each such director is expected to own shares of our common stock with a market value of at least five times the amount of the annual retainer, within five years after the director joins our board. Each non-employee director met these guidelines at year end.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommends that it be included in Olin’s 2013 annual report on Form 10-K and Proxy Statement for the 2014 Annual Shareholder Meeting.

Richard M. Rompala, Chairman

Donald W. Bogus

C. Robert Bunch

Randall W. Larrimore

Vincent J. Smith

February 19, 2014

ITEM 2—PROPOSAL TO APPROVE 2014 LONG TERM INCENTIVE PLAN AND APPROVE
THE PERFORMANCE MEASURES PURSUANT TO SECTION 162(M) OF THE INTERNAL REVENUE CODE

The board of directors proposes that the shareholders approve the Olin Corporation 2014 Long Term Incentive Plan, or 2014 LTIP, as adopted by the board on February 20, 2014, and approve the performance measures included in the 2014 LTIP pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The principal features of the 2014 LTIP are summarized below. The summary is not intended to be a complete description of the 2014 LTIP, and you should review the entire 2014 LTIP, a copy of which is included in this Proxy Statement as Appendix A.

General Nature and Purpose

The principal purposes of the 2014 LTIP are to (a) attract and retain employees, (b) provide competitive compensation packages to participants, (c) motivate participants to achieve long-range goals, and (d) further align participants’ interests with those of Olin’s shareholders.

Under the 2014 LTIP, a maximum of 3,000,000 shares of Olin common stock, referred to as common stock in this summary, is authorized for issuance upon exercise or granting of options, stock appreciation rights (SARs), restricted stock, restricted stock units, performance shares and other stock-based awards (collectively, “awards”). In addition, a maximum of 1,000,000 shares may be “full value awards” (restricted stock, restricted stock units, performance shares and other full value stock-based awards). As of January 31, 2014, there were approximately 31 employees who would be eligible to participate in the 2014 LTIP.

Performance-Based Awards

Section 162(m) of the Code denies the deduction for certain compensation in excess of $1 million per year paid by a public company to the Chief Executive Officer and the four highest compensated officers other than the CEO. Certain types of compensation, including compensation based on performance measures, are excluded from this deduction limit. In order for compensation to qualify for this exception, among other things, (i) the compensation plan must provide for a limit on the compensation to be paid to each executive and (ii) the performance measures must be disclosed to and approved by shareholders in a separate vote prior to payment. As discussed below, the 2014 LTIP provides for limits on the amount of awards to be paid to any participant.

The 2014 LTIP provides that awards designated by the committee as being performance-based shall have as performance measures one or more of the following:

•	pre-tax profit,

•	earnings per share,

•	economic value added (EVA),

•	cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment),

•	net income or net earnings (before or after taxes),

•	operating profit,

•	return measures (such as return on equity, capital, invested capital, assets, net assets, revenue, or sales),

•	earnings before interest, taxes, depreciation and amortization (EBITDA),

•	revenues,

•	share price (including growth measures and total shareholder return),

•	net sales or revenue growth,

•	productivity ratios,

•	expense targets,

•	margins (including gross and operating margins),

•	operating efficiency,

•	market share,

•	customer satisfaction, and

•	working capital targets and changes in working capital.

EVA is a registered trademark of Stern Stewart & Company.

Administration

The board designated the compensation committee to administer the 2014 LTIP. The committee has full power to interpret the 2014 LTIP, including to determine eligibility for awards, and to adopt rules, forms and guidelines under the 2014 LTIP. Each member of the committee must be (i) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), (ii) an “outside director” for purposes of Section 162(m) of the Code, and (iii) “independent” under the NYSE listing criteria. The full board also may elect to take any action under the 2014 LTIP that would otherwise be the responsibility of the committee. The committee may delegate partial or full authority to one or more members of Olin’s management under the 2014 LTIP, with respect to eligible employees who are not “officers” for purposes of Section 16(b) of the Exchange Act.

Subject to the terms and conditions of the 2014 LTIP, the committee has the authority to select the employees to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take other actions necessary or advisable for the administration of the 2014 LTIP (other than to reprice outstanding options). The committee may at any time suspend or terminate the 2014 LTIP. Shareholder approval is required to reprice options. Shareholder approval is also required to increase the maximum number of shares subject to awards or other award limits or to reduce the minimum option exercise price, except that the committee is allowed to make appropriate proportionate adjustments for stock dividends, stock splits or similar events as allowed in Section 4(b) of the 2014 LTIP.

Eligibility

Awards under the 2014 LTIP may be granted to employees of Olin (or any current or future subsidiaries) selected by the committee for participation in the 2014 LTIP.

Awards

The 2014 LTIP provides that the committee will specify the type, terms and conditions of the award. Each award may be set forth in a separate agreement with the person receiving the award.

The 2014 LTIP provides that

•	awards covering not more than 3,000,000 shares may be granted under the 2014 LTIP,

•	no more than 1,000,000 shares may be subject to full value awards (restricted stock, restricted stock units, performance shares and other full value stock-based awards),

•	no more than 500,000 shares may be subject to options granted to any one individual in a calendar year,

•	no more than 500,000 shares may be subject to SARs granted to any one individual in a calendar year,

•	no more than 500,000 shares may be subject to restricted stock and restricted stock units granted to any one individual in a calendar year,

•	no more than 500,000 shares may be subject to performance shares granted to any one individual in a calendar year, and

•	no more than 500,000 shares may be subject to other stock-based awards granted to any one individual in a calendar year.

Shares exchanged or withheld to pay the purchase or exercise price of an award (including shares withheld to satisfy the exercise price of a stock appreciation right settled in stock) or to satisfy tax withholding obligations count against the numerical limits.

The 2014 LTIP allows for grants of options, or the right to purchase common stock at a specified price. Options may be non-qualified stock options (NQSOs) or Incentive Stock Options (ISOs). No option exercise price may be less than the fair market value on the date of grant, which, unless the committee determines otherwise, is the closing price of Olin stock on such date. The closing price of Olin stock as of February 28, 2014 was $26.19. The option will become exercisable (at the discretion of the committee) in one or more installments on or after the grant date, subject to the participant’s continued employment with Olin.

ISOs will be designed to comply with certain restrictions contained in the Code. ISOs may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of Olin, the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant, and the ISO must expire no later than the fifth anniversary of the date of its grant.

Restricted stock refers to stock that is subject to risk of forfeiture or other restrictions as the committee determines. Such restrictions will lapse under such circumstances as the committee may determine, including upon the achievement of performance criteria referred to above. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until the restrictions (if any) are removed or expire. Recipients of restricted stock may have voting rights and receive dividends paid with respect to such stock prior to the time when the restrictions lapse, as determined by the committee.

A restricted stock unit entitles the holder to receive shares of common stock or cash at the end of a specified deferral period but does not entitle the holder to any voting rights. If the committee determines, holders of unvested restricted stock units may receive dividends or dividend equivalent payments.

The committee may issue shares of restricted stock or restricted stock units up to an aggregate 5% of the total number of shares available for issuance under this plan without any minimum vesting period. Grants of restricted stock and restricted stock units above that level must include a minimum one-year vesting period for performance-based grants and a minimum three-year vesting period for grants without any performance-based component.

Performance shares provide for future issuance of shares to the recipient upon the attainment of corporate performance goals established by the committee over specified performance periods. Prior to payment of performance shares the committee will certify that the performance objectives were satisfied. Performance objectives may vary from individual to individual and will be based upon one or more performance criteria the committee may deem appropriate, including the criteria described above.

SARs may be granted in connection with stock options or separately, and are payable in cash. The term of a SAR may not exceed ten years. A SAR entitles the holder to receive with respect to each share subject to the SAR, an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price of the SAR set by the committee as of the date of grant. Except as required by Section 162(m), there are no restrictions specified in the 2014 LTIP on the amount of gain realizable from the exercise of SARs, although restrictions may be imposed by the committee.

Dividend equivalents represent the value of any dividends per share paid by Olin, calculated with reference to the number of shares covered by the awards held by the participant. This value is converted into cash or additional shares of common stock, as determined by the committee. Payment may be made concurrently with actual dividend payments or may be deferred, at the election of the committee.

The committee may make other stock-based awards in such amounts and subject to such terms and conditions as the committee shall determine.

General

Method of Exercise.    To exercise an option, the optionee must deliver to Olin a notice of exercise and full payment for the shares. The option price may be paid in cash, or by tendering shares of common stock already issued or issuable upon exercise of the option or by any other form of payment, which is approved by the committee and is consistent with the 2014 LTIP and applicable law, or by any combination of the above.

Termination of Employment.    Awards terminate upon termination of the participant’s employment by Olin for cause or by the employee without Olin’s written consent. Vested options held at the time an optionee’s employment terminates for any other reason (excluding retirement) may be exercised for three months after termination, or such longer period as the committee provides. Vested options held at the time an optionee’s employment terminates due to retirement may be exercised at any time until the expiration date of the option, or such shorter period as the committee provides at the time of the termination. In no event, however, can an option be extended beyond the expiration date.

Non-Compete.    If a participant renders service to a competitor of Olin, or discloses confidential information without Olin’s consent, or violates other terms of the 2014 LTIP, generally the committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the 2014 LTIP within the six months prior to such action.

Non-Transferability.    Options may be transferred only by will or by the laws of descent and distribution, and during a participant’s lifetime are exercisable only by the participant. However, the committee may in its discretion permit transfers by gift to a member of the holder’s family members or related entities or pursuant to certain domestic relations orders.

Change in Control.    In the event of a Change in Control of Olin (except for performance shares, which will become immediately and fully vested), the vesting of awards will only be accelerated if:

•	the acquiring company does not continue your restricted stock units (or a comparable award) after the Change in Control, or

•	your employment is terminated (or in certain cases, constructively terminated) upon or following the Change in Control.

A “Change in Control” occurs if:

•

the incumbent directors (or their successors approved by at least two-thirds of the incumbent directors) cease to constitute at least a majority of the members of the board of directors (except directors initially added to the board as a result of a threatened election contest);

•

a person or group of persons other than Olin, a subsidiary, employee benefit plan (or related trust) of Olin or a subsidiary, the participant or any group including the participant, or an underwriter on a temporary basis, becomes the beneficial owner (as that term is defined under Rule 13d-3 of the Exchange Act), of 20% or more of Olin’s then-outstanding voting stock;

•

Olin or a subsidiary consummates a merger or similar transaction or sells all or substantially all of its assets to an unaffiliated entity, unless immediately following such transaction: (1) more than 50% of the total voting power of the surviving entity or of the acquiring entity is represented by Olin common stock or securities into which such shares were converted, (2) no person (other than an employee benefit plan sponsored or maintained by the surviving entity or the acquiring entity) becomes the beneficial owner of 20% or more of the total voting power and (3) at least a majority of the members of the board of directors (or similar body) of the surviving entity or the acquiring entity were incumbent directors of Olin’s board at the time Olin’s board approved the initial agreement for such transaction; or

•	Olin’s shareholders approve a plan of complete liquidation or dissolution of Olin.

ERISA.    The 2014 LTIP is neither a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Code nor an “employee benefit plan” subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Adjustments Upon Change in Capitalization.    If the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares of Olin or other securities of Olin by reason of merger, consolidation, recapitalization, stock split, stock dividend, combination or exchange of shares, split-up, split-off, spin-off or other similar change in capitalization or any distribution to shareholders other than cash dividends, the committee will make an appropriate and equitable adjustment in the number, kind and prices of shares as to which all outstanding awards will be awarded, including adjustments to the limitations on the maximum number and kind of shares subject to the award limits.

Changes from 2009 LTIP.    The 2014 LTIP is modeled after our current 2009 LTIP, approved by shareholders at the 2009 annual meeting. Changes from the 2009 LTIP include:

•	decreases or increases in the various caps imposed on different types of awards, based on changes in our incentive programs over the last four years,

•	a reversion to our historical default methodology for calculating the fair market value of awards—the average of the high and low sales prices on the relevant date,

•	new or modified definitions to tie to the CIC agreements (those agreement are described in the “Compensation Discussion and Analysis”),

•	the addition of a double trigger for early vesting of awards other than performance shares upon a Change in Control, and

•	elimination of the parachute tax gross-up in favor of a “best net” approach.

Benefits Under 2014 LTIP

No awards have been granted under the 2014 LTIP, so that benefits accruing pursuant to the 2014 LTIP are not presently determinable.

Federal Income Tax Consequences

We believe that under present law, the following discussion summarizes the U.S. federal income tax consequences generally arising with respect to awards under the 2014 LTIP.

Stock Options.    The grant of a NQSO is not a taxable event either for the optionee or for Olin. Upon exercise of a NQSO, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock acquired upon exercise, determined at the date of exercise, over the exercise price of such option. Olin will be entitled to a business expense deduction equal to such amount.

An optionee recognizes no taxable income upon the grant or exercise of an ISO, although payment of the option price with shares of common stock may result in taxable income on the transfer of the shares. The payment in shares will not affect the favorable tax treatment of the common stock received as a result of exercising the option. If an optionee meets the various holding period requirements, any gain or loss on the subsequent disposition of such common stock will be taxed to the optionee as long-term capital gain or loss. To the extent that an optionee recognizes ordinary income by reason of failing to meet those requirements, Olin will be entitled to a corresponding business expense deduction.

Restricted Stock and Restricted Stock Units.    A holder of restricted stock generally will recognize ordinary income in an amount equal to the fair market value of the common stock upon lapse of the restrictions. A holder of restricted stock units generally will recognize ordinary income in an amount equal to the fair market value of the common stock upon issuance of the shares (or upon receipt of the cash payment, in an amount equal to the cash payment, if the restricted stock units are settled in cash). Subject to Section 162(m), Olin is entitled to a business expense deduction that corresponds to the amount of ordinary income recognized by the holder.

Stock Appreciation Rights.    Generally, the holder of a stock appreciation right recognizes no income upon the grant of a SAR. Upon exercise, the holder will recognize as ordinary income the excess of the value of the SAR on the date of exercise over the value as of the date of grant. Olin is entitled to a business expense deduction that corresponds to the amount of ordinary income recognized by the holder.

Dividend Equivalents and Deferred Payments of Restricted Stock.    In general, recipients of dividend equivalents and deferred payments of restricted stock are taxable upon receipt. Subject to Section 162(m), Olin is entitled to a business expense deduction that corresponds to the amount of ordinary income recognized by the recipient.

Payment of Withholding Taxes

Olin may withhold, or require a participant to remit to Olin, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the 2014 LTIP. Recipients of awards may elect, subject to the approval of the committee, to satisfy the withholding requirement by having Olin withhold shares.

Vote Required for Approval

The affirmative vote of the holders of a majority of the votes cast on this proposal is required to approve the 2014 LTIP. Unless otherwise instructed, proxies will be voted FOR approval of the 2014 LTIP. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Under applicable NYSE rules, abstentions will be treated as votes cast on this proposal, but broker non-votes will not be treated as votes cast on this proposal. As a result, broker non-votes will have no effect on the proposal to approve the 2014 LTIP. Abstentions will have the same effect as a vote against the proposal to approve the 2014 LTIP. Signed proxies will be voted FOR approval of the proposal unless otherwise specified.

The board recommends a vote FOR approval of the 2014 Long Term Incentive Plan.

Equity Compensation Plan Information

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a) (1)
Equity compensation plans approved by security holders(2)	5,208,597	(3)	$19.29	(3)	1,382,065	(4)
Equity compensation plans not approved by security holders	N/A		N/A		N/A

Total	5,208,597		$19.29	(3)	1,382,065

(1)	Number of shares is subject to adjustment for changes in capitalization for stock splits and stock dividends and similar events.
(2)	Consists of the 2000 Long Term Incentive Plan, the 2003 Long Term Incentive Plan, the 2006 Long Term Incentive Plan, the 2009 Long Term Incentive Plan and the 1997 Stock Plan for Non-employee Directors. Does not include information about the equity compensation plans listed in the table below, which has expired. No additional awards may be granted under those expired plans. As of December 31, 2013:

Plan Name	Expiration Date	Number of Securities Issuable Under Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Term
1996 Stock Option Plan for Key Employees of Olin Corporation and Subsidiaries	1/25/06	34,602	$23.78	1.1 years

(3)	Includes:

•	4,080,220 shares issuable upon exercise of options with a weighted average exercise price of $19.29, and a weighted average remaining term of 5.6 years,
•	278,600 shares issuable under restricted stock unit grants, with a weighted average remaining term of 0.8 years,
•	433,500 shares issuable in connection with outstanding performance share awards, with a weighted average term of 1.1 years remaining in the performance measurement period, and
•	416,277 shares under the 1997 Stock Plan for Non-employee Directors which represent stock grants for retainers, other board and committee fees, and dividends on deferred stock under the plan.

(4)	Does not include information about the proposed 2014 Long Term Incentive Plan being submitted for shareholder approval at the annual meeting. No awards have been made under that plan.

ITEM 3—PROPOSAL TO CONDUCT AN ADVISORY VOTE

TO APPROVE THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

You are being asked to cast an advisory vote on approval of the compensation of our chief executive officer, chief financial officer and the three other most highly compensated executive officers (referred to as named executive officers or NEOs) at the annual meeting. This proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act. The proposal gives you the opportunity, on an advisory vote basis, to approve or not approve the compensation of the NEOs through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the board and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. Our compensation committee does intend to take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

Approval of this proposal requires that more votes be cast FOR than are cast AGAINST. Abstentions and broker non-votes will not be counted as votes cast and thus will not have any effect on the result of the vote. Signed proxies will be voted FOR approval of the proposal unless otherwise specified.

The board of directors recommends a vote FOR approval of this resolution.

ITEM 4—PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG was our independent registered public accounting firm for 2013 and 2012. A summary of the KPMG fees by year follows:

	Fees ($ in thousands)
	2013		2012
Nature of Service	$	%	$	%
Audit Fees(1)	$1,810	100%	$1,848	93%
Audit Related Fees(2)	—	—	135	7%
Tax Fees
Tax Compliance	—	—	—	—
Tax Consultation and Planning	—	—	—	—
All Other Fees	—	—	—	—

	$1,810	100%	$1,983	100%

(1)	Includes costs associated with the annual audit, including quarterly financial reviews, services required under Section 404 of the Sarbanes-Oxley Act, statutory audits, comfort letters, attest services, consents and assistance with and review of filings with the SEC.
(2)	Costs include services related to agreed upon procedures performed related to the KA Steel Acquisition in 2012.

Our audit committee has a policy that all audit services by any independent registered public accounting firm and all non-audit services performed by our independent registered public accounting firm are subject to pre-approval by the audit committee at each scheduled meeting. The policy includes specific procedures for approval of such services. Excerpts from this policy follow:

Olin’s audit committee is solely responsible for pre-approving all audit services by any independent registered public accounting firm and all non-audit services performed by Olin’s independent registered public accounting firm. The process for such approval is as follows:

•

The annual budget for all such services will be submitted to the committee for approval in the first quarter of each year. The budget submission will include details of actual expenditures for each audit and non-audit service for the prior year versus the prior year budget and estimated spending for services in the current year. The budget will also provide for certain specific services that will be pre-approved within a limited dollar range per service. These pre-approved services are also subject to an annual spending cap.

•

At each subsequent audit committee meeting, the budget will be updated for changes in estimated spending involving previously approved services. The budget will also be updated to include any new services identified by operations management that need to be submitted for approval.

•

Any services not detailed in the budget or on the list of specific pre-approved services must be approved by the committee. In the event that approval is needed for a service in advance of a regularly scheduled audit committee meeting, the Chair of the committee is authorized to approve the service and report such approval to the other committee members at the next regularly scheduled committee meeting.

In 2013, the audit committee pre-approved all audit and audit-related services.

Who has the audit committee selected as Olin’s independent registered public accounting firm for 2014?

Olin’s audit committee is solely responsible for hiring and compensating Olin’s independent registered public accounting firm. After considering KPMG’s 2013 performance and their proposed audit plan for 2014, the committee has selected KPMG as our independent registered public accounting firm for 2014.

Is a shareholder vote required to approve Olin’s independent registered public accounting firm?

Neither Virginia law nor our Bylaws require us to submit this matter to the shareholders at the annual meeting. However, the board and audit committee chose to submit it to the shareholders to ascertain their views.

Will I have an opportunity to hear from KPMG and ask them questions?

We expect representatives of KPMG to be present at the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

How many votes are required to ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2014?

To ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2014, the votes cast in favor of this proposal must exceed the votes cast in opposition to this proposal.

Abstentions and shares held in street name that are not voted on this proposal will not be included in determining the number of votes cast on this proposal and will not affect the vote on this proposal. If the shareholders’ ratification vote does not support the audit committee’s decision to appoint KPMG as Olin’s independent registered public accounting firm for 2013, the audit committee will take the vote into consideration in making next year’s selection. Signed proxies will be voted FOR approval of the proposal unless otherwise specified.

How does the board recommend we vote?

The board of directors recommends a vote FOR ratification of the appointment of KPMG as our independent registered public accounting firm for 2014.

ITEM 5—SHAREHOLDER PROPOSAL REGARDING

DISCLOSURE OF LOBBYING AND POLITICAL SPENDING

Amalgamated Bank’s MidCap 400 Index Fund, 275 Seventh Avenue, New York, NY 10001, beneficial owner of 39,884 shares of common stock of the Company, has submitted the following proposal:

“Resolved: The shareholders of Olin Corporation (the “Company”) hereby request the Company to prepare and periodically update a report, to be presented to the pertinent board of directors committee and posted on the Company’s website, that discloses monetary and non-monetary expenditures that the Company cannot deduct as an “ordinary and necessary” business expense under section 162(e) of the Internal Revenue Code (the “Code”) because they are incurred in connection with—

•	influencing legislation;

•	participating or intervening in any political campaign on behalf of (or in opposition to) any candidate for public office; and

•	attempting to influence the general public, or segments thereof, with respect to elections, legislative matters, or referenda.

The requested disclosure would include (but not be limited to)—

•	contributions to or expenditures in support of or opposition to political candidates, political parties, political committees;

•

dues, contributions or other payments made to tax-exempt “social welfare” organizations and “political committees” operating under sections 501(c)(4) and 527 of the Code, respectively, and to tax-exempt entities that write model legislation and operate under section 501(c)(3) of the Code; and

•

the portion of dues or other payments made to a tax-exempt entity such as a trade association that are used for an expenditure or contribution and that would not be deductible under section 162(e) of the Code if made directly by the Company.

The report shall identify all recipients and the amount paid to each recipient from Company funds.

SUPPORTING STATEMENT

As long-term shareholders, we support transparency and accountability in corporate spending on political activities. Disclosure is consistent with public policy and in the best interest of the Company and its shareholders. Indeed, the Supreme Court’s 2010 Citizens United decision—which liberalized rules for corporate participation in election-related activities—recognized the importance of disclosure to shareholders, saying: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

In our view, in the absence of a system of accountability, company assets could be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the Company and its shareholders.

Although the Supreme Court cited the importance of disclosure in this area, current law allows companies anonymously to channel significant amounts of money into the political process through trade associations and non-profit groups that do not have to disclose contributors. The Company does disclose its direct contributions to candidates and lobbying expenditures, but payments to third parties can dwarf the contributions that must be publicly reported.

Given the vagaries of the political process and the uncertainty that political spending will produce any return for shareholders, we believe that companies should be fully transparent and accountable by disclosing how they spend shareholder money in this area.

We urge you to vote FOR this critical governance reform.

STATEMENT OF THE BOARD OF DIRECTORS IN
OPPOSITION TO THIS SHAREHOLDER PROPOSAL

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Our Board recommends a vote AGAINST Item 5 because (1) our corporate political contributions and lobbying expenses are insignificant, (2) our limited political contributions are strictly controlled, and (3) a great deal of information regarding our corporate contributions is already publicly available.

Our Board believes that it is our responsibility to participate in the political process when appropriate to ensure that we protect the best interests of Olin and its shareholders. We are committed to ensuring all of our political contributions are made in strict compliance with applicable laws and regulations, including disclosure requirements. Federal law currently prohibits corporations like Olin from contributing directly to candidates for federal office or to national party committees, and we make no such contributions.

Our Political Contributions are Insignificant.    Olin’s total annual direct political contributions (both cash and property) during the past three years averaged approximately $15,000 per year, or less than .0007% of Olin’s total average annual sales for that period. We also spend a limited amount on lobbying activities (directly or through lobbying firms). These expenditures are required to be disclosed in publicly-filed documents, and based on such filings averaged less than $45,000 per year over the past three years.

We are members of a number of trade associations and industry groups, and make payments to these groups, including membership fees and dues. A portion of the membership fees and dues paid by Olin may not be deductible under Section 162(e) of the Code. Based on estimates provided by the recipients, the portion of Olin’s 2013 dues and other payments to tax exempt entities not deductible under Section 162(e) of the Code was approximately $135,000, less than .0054% of our 2013 total sales. Such memberships are vital for Olin to stay actively informed about industry issues, and these associations are supported by, and represent many companies. Because we do not direct how these funds are used, we may not agree with every position taken by such organizations. As a result, we do not believe disclosure of details on payments made to these organizations would provide our shareholders with greater understanding of our position on many important public policy issues.

In addition to these amounts, we sponsor one non-partisan federal political action committee (PAC), which is funded solely on a voluntary basis by our employees. The PAC is registered with the applicable federal and state election commissions, with all political contributions accepted or made by the PAC reported to and published by the applicable commissions. Contributions over the last three years have averaged $9,600 per year.

Our Contributions are Strictly Controlled.    All direct political contributions by Olin must be approved in advance by both our Chief Executive Officer and our General Counsel.

Much of the Information Requested by the Proposal is Publicly Available.    Federal and state laws require public disclosure of political contributions, either by the donor or the recipient. We comply with these laws. Our PAC files regularly scheduled reports of receipts and disbursements with the Federal Election Commission, which are publicly available. Any information regarding the corporate contributions made by us to state candidates also is publicly available. As a result, the broad and undefined scope of the disclosure requested by this proposal is duplicative, and would result in unnecessary and unproductive use of time and resources without any appreciable benefit to our shareholders.

To approve the shareholder proposal, the votes cast in favor of the proposal must exceed the votes cast in opposition to the proposal. Abstentions and shares held in street name that are not voted will not be included in determining the number of votes cast. Signed proxies will be voted AGAINST the proposal unless otherwise specified.

For these reasons, the board of directors recommends a vote AGAINST the shareholder proposal.

Appendix A

OLIN CORPORATION

2014 LONG TERM INCENTIVE PLAN

Section 1. Purpose.

The general purposes of the Olin Corporation 2014 Long Term Incentive Plan are to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants’ interests with those of other shareholders of Olin Corporation through compensation that is based on Olin’s common stock; and thereby promote the long-term financial interest of Olin and its Affiliates, including growth in the value of Olin’s equity and enhancement of long-term shareholder return.

Section 2. Definitions.

As used in the Plan:

(a)	“Affiliate” means any corporation, partnership, joint venture or other entity during any period in which Olin owns, directly or indirectly, at least 50% of the total voting or profits interest.

(b)	“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Other Stock-Based Award or Dividend Equivalent granted under the Plan.

(c)	“Award Agreement” means any written or electronic agreement or other instrument or document evidencing an Award granted under the Plan, regardless of whether a Participant signature is required.

(d)	“Board” means the Board of Directors of Olin, or if applicable following a Change in Control (described in Section 2(e)(iii)), the board of directors (or similar governing body in the case of an entity other than a corporation) of the Parent Entity (as defined in Section 2(e)(iii)) or, if there is no Parent Entity, the Surviving Entity (as defined in Section 2(e)(iii)).

(e)	“Change in Control” means the occurrence of any of the following events:

(i) the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

(ii) any Person is or becomes a “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Olin representing 20% or more of the combined voting power of the Olin Voting Securities; provided, however, that the event described in this subsection (ii) shall not be deemed to be a Change in Control if such event results from any of the following: (A) the acquisition of Olin Voting Securities by Olin or any of its subsidiaries, (B) the acquisition of Olin Voting Securities directly from Olin; (C) the acquisition of Olin Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by Olin or any of its subsidiaries, (D) the acquisition of Olin Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, (E) the acquisition of Olin Voting Securities pursuant to a Non-Qualifying Transaction (as defined in Section 2(e)(iii)), or (F) the acquisition of Olin Voting Securities by Participant or any Group of Persons including Participant (or any entity controlled by Participant or any Group of Persons including Participant); or

(iii) the consummation of a Reorganization or a Sale, unless immediately following such Reorganization or Sale: (1) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) Olin (or, if Olin ceases to exist, the entity resulting from such Reorganization), or, in the case of a Sale, the entity which has acquired all or substantially all of the assets of Olin (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Olin Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which or for which such Olin Voting Securities were converted or exchanged pursuant to such Reorganization or Sale) with ownership of such Olin Voting Securities (or, if applicable, shares into which or for which such Olin Voting Securities were converted or exchanged pursuant to such Reorganization or Sale) continuing in substantially the same proportions as the ownership of Olin Voting Securities immediately prior to consummation of such Reorganization or Sale (excluding any outstanding voting securities of the Surviving Entity or Parent Entity that are held immediately following the consummation of such Reorganization or Sale as a result of ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than Olin or any of its subsidiaries), (2) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by Olin, the Surviving Entity, or the Parent Entity), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (3) at least a majority of the members of the Board following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale (or, in the absence of any such agreement, at the time of approval by the Board of such Reorganization or Sale), Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (1), (2) and (3) above being deemed to be a “Non-Qualifying Transaction”); provided, however, that if, in connection with a Reorganization or Sale that would otherwise be considered a Change in Control pursuant to this Plan, (I) the immediately preceding clause (3) is satisfied, (II) at least seventy-five percent (75%) of the individuals who were executive officers (within the meaning of Rule 3b-7 under the Exchange Act) of Olin immediately prior to consummation of such Reorganization or Sale become executive officers of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) immediately following such Reorganization or Sale, and (III) the Incumbent Directors at the time of approval by the Board of such Reorganization or Sale determine in good faith that such individuals are expected to remain executive officers for a significant period of time following such Reorganization or Sale, then such directors shall be permitted to determine by at least a two-thirds vote that such Reorganization or Sale shall not constitute a Change in Control of Olin for purposes of this Plan; or

(iv) the stockholders of Olin approve a plan of complete liquidation or dissolution of Olin.

Notwithstanding the foregoing, if any Person becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of Olin Voting Securities solely as a result of the acquisition of Olin Voting Securities by Olin which reduces the number of Olin Voting Securities outstanding, such increased amount shall be deemed not to result in a Change in Control; provided, however, that if such Person subsequently becomes the beneficial owner, directly or indirectly, of additional Olin Voting Securities that increases the percentage of outstanding Olin Voting Securities beneficially owned by such Person, a Change in Control of Olin shall then be deemed to occur.

(f)	“Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(g)	“Committee” means a committee of the Board designated by the Board to administer the Plan, each member of which is (i) “independent” under the New York Stock Exchange listing criteria, (ii) an “outside director” for purposes of Section 162(m) of the Code and (iii) a “non-employee director” for the purpose of Rule 16b-3, and, to the extent the Committee delegates authority to one or more individuals in accordance with the Plan, such individual(s).

(h)	“Dividend Equivalent” means any right granted under Section 6(c)(ii) of the Plan.

(i)	“Effective Date” means the date this Plan is approved by Olin’s shareholders.

(j)	“Employee” means any employee of Olin or of an Affiliate designated as such on the applicable payroll records, regardless of whether an individual is subsequently retroactively reclassified as a common law employee of Olin or an Affiliate during the applicable period.

(k)	“Exchange Act” means the Securities Exchange Act of 1934.

(l)	“Fair Market Value” means, (i) with respect to shares of Olin common stock, a price that is based on the opening, closing, actual, high, low, average or mean selling prices of such common stock on the New York Stock Exchange as of the relevant date, or the last preceding trading date or the next succeeding trading date, if such Shares were not traded on such date, or an average of trading days, as determined by the Committee in its discretion; however, unless the Committee determines otherwise, Fair Market Value with respect to shares of Olin common stock shall mean the mean of the high and low sales price per share of such common stock as reported on the New York Stock Exchange as of the relevant date, or the last preceding trading date, if such Shares were not traded on such date, and, (ii) with respect to any other property (including, without limitation, securities other than Shares), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(m)	“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationship, or any person sharing the Participant’s household, other than a tenant or employee.

(n)	“Good Reason Event” means:

(i) Olin (A) requires Participant to relocate Participant’s principal place of employment by more than fifty (50) miles from the location in effect immediately prior to the Change in Control and such relocation increases the commuting distance, on a daily basis, between Participant’s residence at the time of relocation and principal place of employment; or (B) requires Participant to travel on business to a substantially greater extent than, and inconsistent with, Participant’s travel requirements prior to the Change in Control (taking into account the number and/or duration (both with respect to airtime and overall time away from home) of such travel trips following the Change in Control as compared to a comparable period prior to the Change in Control);

(ii) Olin reduces Participant’s base salary or fails to increase Participant’s base salary on a basis consistent (as to frequency and amount) with Olin’s salary system for Participant officers as in effect immediately prior to the Change in Control;

(iii) Olin fails to substantially maintain its health, welfare and retirement benefit plans as in effect immediately prior to the Change in Control, unless arrangements (embodied in an on-going substitute or alternative plan) are then in effect to provide benefits that are substantially similar to those in effect immediately prior to the Change in Control; or

(iv) (A) Participant is assigned any duties inconsistent in any adverse respect with Participant’s position (including status, offices, titles and reporting lines), authority, duties or responsibilities immediately prior to the Change in Control or (B) Olin takes any action that results in a diminution in such position (including status, offices, titles and reporting lines), authority, duties or responsibilities or in a substantial reduction in any of the resources available to carry out any of Participant’s authorities, duties or responsibilities from those resources available immediately prior to the Change in Control.

(o)	“Group” means Persons acting together for the purpose of acquiring Olin stock and includes owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Olin. If a Person owns stock in both Olin and another corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such Person is considered to be part of a Group only with respect to ownership prior to the merger or other transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time, or as a result of the same public offering.

(p)	“Incentive Stock Option” means an option to purchase Shares granted under the Plan that is intended to meet the requirements of Section 422 of the Code.

(q)	“Incumbent Directors” means those individuals who, on the Effective Date, constitute the Board; provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of Olin pursuant to an actual or threatened election contest with respect to directors or pursuant to any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

(r)	“Non-Qualified Stock Option” means an option to purchase Shares granted under the Plan that is not intended to be (or does not meet the requirements of) an Incentive Stock Option.

(s)	“Non-Qualifying Transaction” has the meaning set forth in the definition of Change in Control.

(t)	“Olin” means Olin Corporation and any successor entity.

(u)	“Olin Voting Securities” means Olin’s then outstanding securities eligible to vote for the election of the Board.

(v)	“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(w)	“Other Stock-Based Awards” means other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares).

(x)	“Parent Entity” has the meaning set forth under the definition of Change in Control.

(y)	“Participant” means an Employee granted an Award under the Plan.

(z)	“Performance-Based Compensation” shall have the meaning as that term is used for purposes of Code Section 162(m).

(aa)	“Performance Share” means any grant of a right to receive Shares which is contingent on the achievement of performance or other objectives during a specified period.

(bb)	“Person” has the meaning of such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(cc)	“Plan” means this Olin Corporation 2014 Long Term Incentive Plan.

(dd)	“Qualifying Termination” means:

(i) Participant is discharged by Olin, upon or following a Change in Control, other than for cause and other than due to Participant’s death or disability (which will be deemed to occur if Participant becomes eligible to commence immediate receipt of disability benefits under the terms of Olin’s long-term disability plan); or

(ii) A Good Reason Event occurs upon or following a Change in Control and (A) within 90 days following the occurrence of the Good Reason Event, Participant provides written notice to Olin of the occurrence of such Good Reason Event, which notice sets forth the exact nature of the event and the conduct required to cure such event, and (B) Olin does not cure such Good Reason Event within 30 days after its receipt of such notice; provided that such 30-day period to cure shall terminate in the event that Olin informs Participant that it does not intend to cure such event (such period, whether 30 days or less, the “Cure Period”), and (C) Participant terminates employment as a result of such Good Reason Event during the 45 day period that follows the Cure Period.

If (x) Participant’s employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred upon or following a Change in Control, (y) Participant reasonably demonstrates that such termination of employment (or event described in Section 2(dd)(ii) above) occurred at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and (z) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur within two years following the date of Participant’s termination of employment, then for purposes of this Plan, the date immediately preceding the date of such termination of employment (or event described in Section 2(dd)(ii) above) shall be treated as the date of the Change in Control, except that for purposes of determining Participant’s entitlement to payments and benefits described in Section 9 and the timing of such payments and benefits, the date of the actual Change in Control shall be treated as Participant’s date of termination of employment. In the event that Participant’s employment terminates under the circumstances described in clauses (x), (y) and (z) of the preceding sentence (any such termination, an “Anticipatory Termination”), such termination will be considered a Qualifying Termination for purposes of this Plan, and Participant will be entitled to receive the payments and benefits described in Section 9 of this Plan, provided that any such payments and benefits due under Section 9 shall be reduced by the payments and benefits Participant has already received pursuant to any applicable employment, severance or termination agreement, plan, arrangement or policy (collectively, the “Other Arrangements”), in respect of Participant’s termination of employment with Olin, and the remainder of the payments and benefits payable pursuant to the Other Arrangements shall be forfeited. For purposes of implementing the terms of Section 9 in the event of an Anticipatory Termination, all outstanding and unvested Options, Restricted Stock and other equity-based Awards (including, without limitation, Performance Shares) that Participant holds on the date of the Anticipatory Termination shall be deemed to remain outstanding until the date of the Change in Control (but in the case of any Options, not beyond the date that such Options would have expired if Participant had remained continuously employed from the date of the Anticipatory Termination until the date of the Change in Control) and become immediately vested and exercisable as of the date of the Change in Control.

(ee)	“Released Securities” means securities that were Restricted Securities with respect to which all applicable restrictions imposed under the terms of the relevant Award have expired, lapsed or been waived or satisfied.

(ff)	“Reorganization” means a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (i) Olin or (ii) any of its subsidiaries pursuant to which, in the case of this clause (ii), Olin Voting Securities are issued or issuable.

(gg)	“Restricted Securities” means Awards of Restricted Stock or other Awards under which outstanding Shares are held subject to certain restrictions.

(hh)	“Restricted Stock” means any grant of Shares subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals related to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

(ii)	“Restricted Stock Unit” means the grant of a contractual right to receive a stated number of Shares in the future, or, if provided by the Committee on the Grant Date, cash equal to the Fair Market Value of such Shares, under the Plan at the end of a specified period of time or upon the occurrence of a specified event.

(jj)	“Retirement” refers to retirement (including any early retirement) pursuant to any applicable retirement plan of Olin or of an Affiliate as provided under such retirement plan and which retirement was not caused by the Participant being terminated for cause by Olin or any Affiliate.

(kk)	“Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

(ll)	“Sale” (when the term is capitalized) means the sale or other disposition of all or substantially all of the assets of Olin to an entity that is not an Affiliate of Olin.

(mm)	“Shares” means the common stock of Olin and such other securities or property as may become the subject of Awards pursuant to an adjustment made under Section 4(b) of the Plan.

(nn)	“Stock Appreciation Right” or “SAR” means any such right granted under Section 6(b) of the Plan.

(oo)	“Surviving Entity” has the meaning set forth under the definition of Change in Control.

Section 3. Administration.

(a)	Powers of Committee. The Plan shall be administered by the Committee which shall have full and exclusive discretionary power to interpret the terms and conditions of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments and guidelines for administering this Plan as the Committee may deem necessary or proper. Without limiting such authority, the Committee may: (i) designate Participants; (ii) determine the Awards to be granted to Participants; (iii) determine the number of Shares (or securities convertible into Shares) to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, substituted, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, substituted, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and guidelines and appoint such agents as it shall deem appropriate for the administration of the Plan; and (ix) make any other determination and take any other action that it deems necessary or desirable for such administration.

(b)	Committee Discretion. All designations, determinations, interpretations and other decisions with respect to the Plan or any Award shall be within the sole discretion of the Committee and shall be final, conclusive and binding upon all Persons, including Olin, any Affiliate, any Participants, any holder or beneficiary of any Award, any shareholder and any Employee of Olin or of any Affiliate. The Committee’s powers include the adoption of modifications, amendments, procedures, subplans and the like as are necessary to comply with provisions of the laws of other countries in which Olin or an Affiliate may operate in order to assure the viability of Awards granted under the Plan and to enable Participants employed in such other countries to receive benefits under the Plan and such laws.

(c)	Board Authority. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

(d)	Delegation. Notwithstanding any provision of the Plan to the contrary, except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to one or more officers or managers of Olin or any Affiliate, or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights or conditions with respect to, alter, discontinue, suspend, or terminate Awards held by, Employees who are not officers or directors of Olin for purposes of Section 16 of the Exchange Act, provided that no such action shall result in repricing of Options prohibited by Section 3(e).

(e)	Prohibition on Option Repricing. Except in connection with a corporate transaction involving Olin (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR without shareholder approval. Any such adjustment shall be made in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v).

Section 4. Shares Available for Awards.

(a)	Shares Available. Subject to adjustment as provided in Section 4(b) of the Plan, the aggregate number of Shares available for granting Awards under the Plan shall be 3,000,000.

(b)	Adjustments. In the event of any change in the Shares by reason of an event or transaction described in Section 3(e) of the Plan, (i) the numbers, class and prices of Shares covered by outstanding Awards under the Plan, (ii) the aggregate number and class of Shares available under the Plan, and (iii) the numbers and class of Shares that may be the subject of Awards pursuant to Section 4(c), shall be adjusted by the Committee, whose determination shall be conclusive.

(i) Without limiting the foregoing, in the event of any split-up, split-off, spin-off or other distribution to shareholders of shares representing a part of Olin’s business, properties and assets, the Committee may modify an outstanding Award so that such Award shall thereafter relate to Shares of Olin and shares of capital stock of the corporation owning the business, properties and assets so split-up, split-off, spun-off or otherwise distributed to shareholders of Olin in the same ratio in which holders of the Shares became entitled to receive shares of capital stock of the corporation owning the business, properties and assets so split-up, split-off or spun-off or otherwise distributed.

(ii) With respect to Awards of Incentive Stock Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422 of the Code or any successor provision thereto, unless the holder of such Award of Incentive Stock Options agrees to convert such options to Non-qualified Stock Options.

(iii) Notwithstanding the foregoing, a Participant to whom Dividend Equivalents or dividend units have been awarded shall not be entitled to receive a special or extraordinary dividend or distribution unless the Committee shall have expressly authorized such receipt.

(c)	Additional Restrictions. Subject to adjustment as provided in Section 4(b), the maximum number of Shares subject to various types of Awards under the Plan shall be as set forth below:

Maximum Number of Shares Subject to:	Maximum Number of Shares
Total Incentive Stock Options	3,000,000
All Restricted Stock, Restricted Stock Units, Performance Shares and Other Stock-Based Awards granted	1,000,000
Options granted to a single Participant in any calendar year	500,000
SARs granted to a single Participant in any calendar year	500,000
Restricted Stock and Restricted Stock Units granted to a single Participant in any calendar year	500,000
Performance Shares granted to a single Participant in any calendar year	500,000
Other Stock-Based Awards granted to a single Participant in any calendar year	500,000

(d)	No Recycling of Shares. Except for cancelled or forfeited Shares and Shares settled in cash, the Plan is intended to restrict the “recycling” of Shares back into the Plan. The full number of Shares underlying an Award (other than Awards payable, by their terms, only in cash) shall count against the numerical limits of the Plan. Shares exchanged or withheld to pay the purchase or exercise price of an Award or to satisfy tax withholding obligations count against the numerical limits of the Plan.

Section 5. Eligibility.

Any Employee, including any officer or Employee-director, shall be eligible to be designated a Participant, subject to any restrictions imposed by applicable law. An Award may be granted to an Employee prior to the date the Employee first performs services for Olin or the Affiliate, provided that such Awards shall not become vested prior to the date the Employee first performs such services.

Section 6. Awards.

(a)	Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i) Exercise Price.    The per Share exercise price shall be determined by the Committee, provided that such exercise price shall not be less than the Fair Market Value of a Share on the date of the Option grant.

(ii) Option Term.    The term of each Option shall be fixed by the Committee, provided that in no event shall the term of an Option be more than a period of ten years from the date of its grant.

(iii) Exercise.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which payment of the exercise price with respect thereto may be made.

(iv) Incentive Stock Options.    The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Without limiting the preceding sentence, the aggregate Fair Market Value (determined at the time an Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and any other plan of the Participant’s employer corporation and its parent and subsidiary corporations providing for Options) shall not exceed such dollar limitation as shall be applicable to Incentive Stock Options under Section 422 of the Code or a successor provision.

(v) Termination of Employment Without Cause/With Olin Consent.    Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, in the event the employment of a Participant to whom an Option has been granted under the Plan shall be terminated by Olin or an Affiliate without cause or by the Participant with the consent of Olin or an Affiliate, such Option may be exercised (to the extent of the number of shares that the Participant was entitled to purchase under such Option at the termination of employment) at any time within three months after such termination (which three-month period may be extended by the Committee), but in no event shall such three-month period or any such extension permit the exercise of an Option after the expiration date of the Option. Options granted under the Plan shall not be affected by any change of duties or position so long as the Participant continues to be an Employee.

(vi) Termination for Cause or Without Consent.    Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, upon termination of such Participant’s employment either (a) for cause, or (b) voluntarily on the part of the Participant and without the written consent of Olin or an Affiliate, any Awards held by him or her under the Plan, to the extent not exercised or paid, shall terminate immediately.

(vii) Termination due to Retirement.    Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, in the event the employment of a Participant to whom an Option has been granted under the Plan shall be terminated due to Retirement, such Option may be exercised (to the extent of the number of shares that the Participant was entitled to purchase under such Option at the termination of employment) at any time until the expiration date of the Option; provided, however, that such exercise period may be shortened by the Committee in its discretion at the time of termination.

(viii) Death.    Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, if a Participant to whom an Option has been granted shall die while an Employee, such Option may be exercised by the Participant’s executors, administrators, personal representatives or distributees or permitted transferees at any time within a period of one year after the Participant’s death (which period may be extended by the Committee), regardless of whether or not such Option had vested at the time of death. If a Participant to whom an Option has been granted shall die after his or her employment has terminated but while the Option remains exercisable, the Option may be exercised by the persons described above at any time within the longer of (a) the period that the Participant could have exercised the Option had he or she not died, or (b) one year after the date of death (which period may be extended by the Committee), but only to the extent the Option was exercisable at the time of the Participant’s death.

(ix) Disability.    Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, if a Participant to whom an Option has been granted shall become totally and permanently disabled, as that term is defined in Section 22(e)(3) of the Code (or a successor provision), and the Participant’s employment is terminated as a result, such option may be exercised by the Participant or permitted transferee within one year after the date of termination of employment, to the extent that the Option was exercisable at the time of termination of employment.

(b)	Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants which may, but need not, relate to a specific Option granted under the Plan. Subject to the terms of the Plan and any applicable Award Agreement, each Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, up to the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the exercise price of the right as specified by the Committee, which shall not be less than the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the exercise price, term, methods of exercise, methods of payment or settlement, including whether such SAR shall be paid in cash or Shares, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee, but in no event shall the term of a Stock Appreciation Right exceed a period of ten years from the date of its grant.

(c)	Other Awards.

(i) Issuance.    The Committee is authorized to grant Awards of Restricted Stock, Restricted Stock Units and Performance Shares to Participants. The Committee may make such Other Stock-Based Awards in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

(ii) Dividends and Dividend Equivalents.    An Award (other than unvested Options, Performance Shares or Stock Appreciation Rights) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares subject to the Award are earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares as determined by the Committee; provided, however, that no dividend payments or dividend equivalent payments shall be provided, permitted or credited to the extent that such payments would cause a Restricted Stock Unit or Stock Appreciation Right to be subject to Code Section 409A. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

(iii) Restrictions.    Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee may impose (including, without limitation, any limitation on the right to vote Restricted Stock or the right to receive any dividend or other right or property), which may lapse separately or in combination at such time or times, as the Committee may deem appropriate, provided that in order for a Participant to vest in Awards of Restricted Stock or Restricted Stock Units, the Participant must remain in the employ of Olin or an Affiliate for a period of not less than one (1) year after the grant of Restricted Stock or Restricted Stock Units that includes one or more performance criteria, and not less than three (3) years after the grant of Restricted Stock or Restricted Stock Units that does not include one or more performance criteria, in each case subject to Section 9 hereof and subject to relief for specified reasons as may be approved by the Committee. Notwithstanding the foregoing, the Committee may grant Restricted Stock or Restricted Stock Units for an aggregate number of Shares not to exceed 5% of the total number of shares available for issuance under this Plan which vest in less than one (1) year after the date of grant, including immediate vesting, with or without any performance criteria.

(iv) Forfeiture.    Except as otherwise determined by the Committee or as specified in the relevant Award Agreement, upon termination of employment for any reason during the applicable restriction period, all Shares of Restricted Stock still subject to restriction shall be forfeited and reacquired by Olin.

(v) Performance-Based Awards.    The Committee may designate whether any such Awards being granted to a Participant are intended to be Performance-Based Compensation. Any Award so designated shall be conditioned on the achievement of one or more performance measures. Performance measures that may be used by the Committee for such purpose shall be based on one or more of the following criteria, on an absolute or a relative basis:

(A)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment),

(B)	earnings per share,

(C)	EBITDA,

(D)	Economic Value Added/EVA®,

(E)	net income or net earnings (before or after taxes),

(F)	net sales or revenue growth,

(G)	operating profit,

(H)	pre-tax profit,

(I)	return measures (including, but not limited to, return on assets, net assets, capital, invested capital, equity, sales or revenues),

(J)	revenues,

(K)	productivity ratios,

(L)	share price (including, but not limited to, growth measures and total shareholder return),

(M)	expense targets,

(N)	margins (including, but not limited to, gross and operating margins),

(O)	operating efficiency,

(P)	market share,

(Q)	customer satisfaction, and

(R)	working capital targets and changes in working capital.

For Awards intended to be Performance-Based Compensation, the grant of the Awards and the establishment of the performance measures shall be made during the period required under Code Section 162(m) and in accordance with Code Section 409A to the extent applicable.

(d)	Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments to be made by Olin or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property or any combination thereof, and may be made in a single payment or transfer, in each case in accordance with rules and procedures established by the Committee and in accordance with Code Section 409A to the extent applicable. Notwithstanding the foregoing, the payment of the exercise price of an Option shall be subject to the following:

(i) Subject to the following provisions of this subsection the full exercise price for Shares purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described below, payment may be made as soon as practicable after the exercise).

(ii) The exercise price shall be payable in cash or by tendering, by either actual delivery of Shares or by attestation, Shares acceptable to the Committee, which Shares were either acquired at least six months before the exercise date or purchased on the open market, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(iii) The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of an Option and remit to Olin a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

(e)	Limits on Transfer of Awards. No Award (other than Released Securities) or right thereunder shall be assignable or transferable by a Participant, other than:

(i) by will or the laws of descent and distribution (or, in the case of an Award of Restricted Securities, to Olin); or

(ii) in the case of Awards other than Incentive Stock Options, to the extent permitted under the terms of the Award, by a gift or domestic relations order to any Family Member, to a trust in which the Participant and/or his or her Family Members hold more than 50% of the beneficial interest, to a foundation in which the Participant and/or Family Members control the management of assets, and any other entity in which the Participant and/or his or her Family Members own more than 50% of the voting interests.

For purposes of this provision, a transfer to an entity in exchange for an interest in that entity shall constitute a gift.

(f)	General.

(i) No Cash Consideration for Awards.    Participants shall not be required to make any cash payment for the granting of an Award except for such minimum consideration as may be required by applicable law.

(ii) Awards May Be Granted Separately or Together.    Awards may be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award or benefit granted under any other plan or arrangement of Olin or any Affiliate, or as payment for or to assure payment of an award or benefit granted under any such other such plan or arrangement, provided that the purchase or exercise price under an Option or other Award encompassing the right to purchase Shares shall not be reduced by the cancellation of such Award and the substitution of another Award. Awards so granted may be granted either at the same time as or at a different time from the grant of such other Awards or awards or benefits.

(iii) General Restrictions.    Delivery of Shares or other amounts under the Plan shall be subject to the following:

(A) Notwithstanding any other provision of the Plan, Olin shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(B) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(iv) Beneficiary.    A Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries with respect to any Award to exercise the rights of the

Participant, and to receive any property distributable, upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or a permitted transferee, or, if permissible under applicable law by the Participant’s guardian or legal representative.

(v) No Lien or Security Interest.    No Award (other than Released Securities), and no right under any such Award, may be pledged, attached or otherwise encumbered other than in favor of Olin, and any purported pledge, attachment, or encumbrance thereof other than in favor of Olin shall be void and unenforceable against Olin or any Affiliate.

(vi) No Rights to Awards.    No Employee, Participant or other Person shall have any claim to be granted an Award, and there is no obligation for uniformity of treatment of Employees, Participants or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument accepting the Award required by the Committee and delivered a fully executed copy thereof to Olin, and otherwise complied with the then applicable terms and conditions.

(vii) Withholding.    All distributions under the Plan are subject to withholding of all applicable taxes, and, except as otherwise provided by the Committee, the delivery of any Shares or other benefits under the Plan to a Participant are conditioned on satisfaction of the applicable withholding requirements. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having Olin withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(viii) Other Compensation Arrangements.    Nothing contained in the Plan shall prevent Olin or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(ix) No Right to Employment.    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of Olin or any Affiliate. Nothing in the Plan or any Award Agreement shall limit the right of Olin or an Affiliate at any time to dismiss a Participant from employment, free from any liability or any claim under the Plan or the Award Agreement.

(x) Governing Law.    The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan or any Award Agreement to the substantive law of another jurisdiction.

(xi) Severability.    If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable, or as to any Person or Award, or would disqualify the Plan or any Award, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the

Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such Person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(xii) No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Olin or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from Olin or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Olin or any Affiliate.

(xiii) No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(xiv) Share Certificates.    All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(xv) Award Agreement.    The terms of any plan or guideline adopted by the Committee and applicable to an Award shall be deemed incorporated in and a part of the related Award Agreement. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the Participant’s acceptance of, or actions under, an Award Agreement. In the event of any inconsistency or conflict between the terms of the Plan and an Award Agreement, the terms of the Plan shall govern.

(g)	Agreement to Service. Each Participant receiving an Award shall, by accepting the Award, agree that he or she will, during employment, devote his or her entire time, energy and skill to the service of Olin and the promotion of its interests, subject to vacations, sick leave and other absences in accordance with the regular policies of, or other reasons satisfactory to, Olin and its Affiliates.

Section 7. Amendment and Termination.

(a)	Amendments to the Plan. The Committee may amend, suspend, discontinue or terminate the Plan, including, without limitation, any amendment, suspension, discontinuation or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award theretofore granted, without the consent of any shareholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of Olin, no such amendment, suspension, discontinuation or termination shall be made that would:

(i) increase the total number of Shares available for Awards under the Plan or the total number of Shares subject to one or more categories of Awards pursuant to Section 4(c), in either case except as provided in Section 4(b);

(ii) reduce the minimum Option exercise price, except as provided in Section 4(b); or

(iii) permit repricing of Options prohibited by Section 3(e); and

provided further that no amendment, suspension, discontinuation or termination (i) that would impair the rights of such Participant, holder or beneficiary shall be made with respect to Section 9 of the Plan after a Change in Control and (ii) may increase the amount of payment of any Award to any Participant.

(b)	Amendments to Awards. The Committee may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided that no amendment, alteration, suspension, discontinuation or termination of an Award that would impair the rights of such Participant, holder or beneficiary shall be made after a Change in Control; provided further that the Committee may not increase the payment of any Award granted any Participant.

(c)	Adjustments of Awards Upon Certain Acquisitions. In the event Olin or any Affiliate shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another Person, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate.

(d)	Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting Olin, any Affiliate, or the financial statements of Olin or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits to be made available under the Plan.

(e)	409A Compliance. To the extent any provision of the Plan (or any Award) or action by the Board or Committee would subject any Participant to liability for interest or additional taxes under Code Section 409A(a)(1)(B), it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that the Plan (and any Award) will comply with Code Section 409A, and the Plan (and any Award) shall be interpreted and construed on a basis consistent with such intent. The Plan (and any Award) may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan benefits or Awards. A Participant (or beneficiary) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant (or beneficiary) in connection with any distributions to such Participant (or beneficiary) under the Plan (including any taxes and penalties under Code Section 409A), and neither Olin nor any Affiliate shall have any obligation to indemnify or otherwise hold a Participant (or beneficiary) harmless from any or all of such taxes or penalties.

Section 8. Additional Conditions to Enjoyment of Awards.

(a)	The Committee may cancel any unexpired, unpaid or deferred Awards if at any time the Participant is not in compliance with all applicable provisions of the Award Agreement, the Plan and the following conditions:

(i) A Participant shall not render services for any Person or engage, directly or indirectly, in any business which, in the judgment of the Committee is or becomes competitive with Olin or any Affiliate, or which is or becomes otherwise prejudicial to or in conflict with the interests of Olin or any Affiliate. Such judgment shall be based on the Participant’s positions and responsibilities while employed by Olin or an Affiliate, the Participant’s post employment responsibilities and position with the other Person or business, the extent of past, current and potential competition or conflict between Olin or an Affiliate and the other Person or business, the effect on customers, suppliers and competitors of the Participant’s assuming the post employment position, the guidelines established in any ethical or business conduct standards of Olin then in effect, and such other considerations as are deemed relevant given the applicable facts and circumstances. The Participant shall be free, however, to purchase as an investment or otherwise, stock or other securities of such Person or business so long as they are listed upon a recognized securities exchange or traded over the counter, and such investment does not represent a substantial investment to the Participant or a greater than 1% equity interest in the organization or business.

(ii) Participant shall not, without prior written authorization from Olin, disclose to anyone outside Olin, or use in other than Olin’s business, any secret or confidential information, knowledge or data, relating to the business of Olin or an Affiliate in violation of his or her agreement with Olin or the Affiliate.

(iii) A Participant, pursuant to his or her agreement with Olin or an Affiliate, shall disclose promptly and assign to Olin or the Affiliate all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by Olin or the Affiliate, relating in any manner to the actual or anticipated business, research or development work of Olin or the Affiliate and shall do anything reasonably necessary to enable Olin or the Affiliate to secure a patent where appropriate in the United States and in foreign countries.

(b)	Notwithstanding any other provision of the Plan, the Committee in its sole discretion may cancel any Award at any time prior to the exercise thereof, if the employment of the Participant shall be terminated, other than by reason of death, unless the conditions in this Section 8 are met.

(c)	Failure to comply with the conditions of this Section 8 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause the exercise, payment or delivery to be rescinded. Olin shall notify the Participant in writing of any such rescission within two years after such exercise payment or delivery and within 10 days after receiving such notice, the Participant shall pay to Olin the amount of any gain realized or payment received as a result of the exercise, payment or delivery rescinded. Such payment shall be made either in cash or by returning to Olin the number of Shares that the Participant received in connection with the rescinded exercise, payment or delivery.

(d)	Upon exercise, payment or delivery pursuant to an Award, the Committee may require the Participant to acknowledge the terms and conditions of the Plan and to certify on a form acceptable to the Committee, that he or she is in compliance with the terms and conditions of the Plan.

(e)	Nothing herein shall be interpreted to limit the obligations of a Participant under his or her employment agreement or any other agreement with Olin.

Section 9. Change in Control.

(a)	Notwithstanding any provision to the contrary in this Plan or any applicable Award Agreement and except as otherwise provided in this Section 9, all outstanding Options, Restricted Stock and other equity Awards held by Participant (other than any Performance Shares), regardless of whether granted before, at or after the Change in Control, shall not automatically become fully vested and immediately exercisable and, instead, each such Award shall continue to vest in accordance with its terms following a Change in Control.

(b)	Except as the Board or the Committee may expressly provide otherwise prior to a Change in Control, in the event of a Qualifying Termination upon or following a Change in Control:

(i) all Options and Stock Appreciation Rights then outstanding shall become immediately and fully exercisable, notwithstanding any provision therein for the exercise in installments; and

(ii) all restrictions and conditions of all Restricted Stock then outstanding shall be deemed satisfied as of the date of the Qualifying Termination.

Notwithstanding the foregoing sentence, unless provision is made in connection with a Change in Control for (i) assumption of such Awards or (ii) substitution of such Awards for new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and exercise prices (if applicable) that preserve the material terms and conditions of such Awards as in effect immediately prior to the Change in Control (including, without limitation, with respect to the vesting schedules, the intrinsic value of the Awards as of the Change in Control and transferability of the shares underlying such Awards), all such Awards shall become fully vested and immediately exercisable, as the case may be, as of immediately prior to the Change in Control.

(c)	Notwithstanding anything in this Plan to the contrary, all Performance Shares held by the Participant on the date of the Change in Control shall become vested and deemed earned or satisfied in full, notwithstanding that the applicable performance cycle, retention cycle or restriction conditions shall not have been completed or met. Such Performance Shares shall be paid, cash units in cash and phantom stock units in the Shares represented thereby or such other securities, property or cash as may be deliverable in respect of Shares as a result of a Change in Control, to the Participant no later than ten (10) business days following such Change in Control.

(d)	In the event that a Participant participates or agrees to participate by loan or equity investment (other than through ownership of less than 1% of publicly traded securities of another company) in a transaction which would result in an event described in subsections (i) or (ii) of the definition of Change in Control, Participant must promptly disclose such participation or agreement to Olin, and such transaction will not be considered a Change in Control with respect to Participant for purposes of this Plan.

(e)	Following a Change in Control, no action shall be taken under the Plan that will cause any Award that has previously been determined to be (or is determined to be) subject to Code Section 409A to fail to comply in any respect with Code Section 409A without the written consent of Participant.

Section 10. Effective Date and Term.

The Plan shall be effective as of the Effective Date and shall be unlimited in duration. In the event of a Plan termination, the Plan shall remain in effect as long as any Awards under it are outstanding; provided; however, that, to the extent required by the Code, no Incentive Stock Option may be granted under the Plan on a date that is more than ten years from the date the Plan is adopted.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 24, 2014

8:30 a.m. Central Time

THE PLAZA IN CLAYTON OFFICE TOWER

190 Carondelet Plaza

Ninth Floor, Room 9-H

Clayton, MO 63105

You can view the Annual Report on Form 10-K for 2013 and 2014 Proxy Statement on the Internet at:

http://olin.mobular.net/olin/oln

If you plan to attend the Annual Meeting, please mark the box on the proxy and bring this card,

which will serve as your Admission Card, to the meeting.

Olin Corporation 190 Carondelet Plaza, Suite 1530 Clayton, Missouri 63105	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2014.

The shares of Olin Common Stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. This card also provides confidential voting instructions for shares held in the Olin Corporation Contributing Employee Ownership Plan (CEOP). If you are a participant and have shares of Olin Common Stock allocated to your CEOP account, please read the Trustee’s Authorization below regarding voting of those shares.

If no choice is specified, the proxy will be voted “FOR” each of the listed nominees, “FOR” Items 2, 3, and 4 and “AGAINST” Item 5.

By signing the proxy, you revoke all prior proxies and appoint RANDALL W. LARRIMORE and PHILIP J. SCHULZ, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting to be held on April 24, 2014 at 8:30 a.m. Central Time and all adjournments or postponements thereof.

Trustee’s Authorization: As a named fiduciary, you may direct ING National Trust, as Trustee of the CEOP, how to vote the shares of Olin Common Stock allocated to your CEOP account on the five matters listed on the reverse side by completing and mailing this Proxy/Voting Instruction Form or providing your voting instructions via telephone or Internet. The Trustees will vote the shares represented by this Proxy/Voting Instruction Form as instructed if proper instructions are received before 11:59 p.m. Central Time on April 22, 2014. The Trustees will vote all shares for which no instructions are received in the same proportion as shares for which they receive instructions.

See reverse for voting instructions.

Shareowner Services c/o Wells Fargo P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/oln Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 23, 2014. CEOP participants may vote until 11:59 p.m. (CT) on April 22, 2014.

TELEPHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 23, 2014. CEOP participants may vote until 11:59 p.m. (CT) on April 22, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL, SIMPLY COMPLETE THE ITEMS BELOW,

SIGN, DATE, AND RETURN THIS PROXY CARD IN THE ENVELOPE PROVIDED.

    Please detach here

The Board of Directors Recommends a Vote FOR each of the listed nominees, FOR Items 2, 3, and 4 and AGAINST Item 5.

1.	Election of directors:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 Gray G. Benoist	☐	☐	☐	03 Joseph D. Rupp	☐	☐	☐

	02 Richard M. Rompala	☐	☐	☐

2.	Approval of the 2014 Long Term Incentive Plan and performance measures pursuant to Section 162(m) of the Internal Revenue Code.	☐	For	☐	Against	☐	Abstain

3.	Advisory vote to approve named executive officer compensation.	☐	For	☐	Against	☐	Abstain

4.	Ratification of appointment of independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain

5.	Shareholder proposal regarding disclosure of lobbying and political spending.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE LISTED NOMINEES, FOR ITEMS 2, 3, AND 4 AND AGAINST ITEM 5. SHOULD ANY NOMINEE BE UNABLE TO SERVE, THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.

☐ Please mark this box if you plan to attend the meeting.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.